EXHIBIT A

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
DS HEALTHCARE GROUP, INC.
AT
$0.07 NET PER SHARE, PLUS ONE CONTINGENT VALUE RIGHT PER SHARE REPRESENTING THE RIGHT TO AN AMOUNT EQUAL TO 80% OF ANY POTENTIAL PROCEEDS FROM A PENDING LAWSUIT

BY

MEDILOGISTICS CORP.,

A WHOLLY-OWNED SUBSIDIARY OF

MEDILOGISTICS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 5, 2018, UNLESS THE OFFER IS EXTENDED.

This Offer to Purchase (as described herein) amends, updates and supersedes the information contained in the offer to purchase dated April 30, 2018 and the amended and restated Offer to Purchase dated May 9, 2018.

The Offer (as defined herein) is being made pursuant to the terms and conditions herein by Medilogistics Corp., a Florida corporation (“Purchaser”) and a wholly-owned subsidiary of Medilogistics LLC, a Delaware limited liability corporation (“Parent”), formed by Fernando Tamez Gutierrez and Miguel Gomez Mont (the “Purchaser,” “Parent” “Fernando Tamez Gutierrez” and “Miguel Gomez Mont” together, the “Bidders”). Purchaser is offering to purchase all shares of common stock of DS Healthcare Group, Inc., a Florida corporation (“DS Healthcare”), par value $0.001 per share (the “Shares”), that are issued and outstanding at a price of $0.07 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, plus one contingent value right per Share, representing the right to receive an amount equal to 80% of any potential proceeds from a malpractice lawsuit that DS Healthcare has brought against third-party defendants (the “Offer Price”), upon the terms and subject to the conditions set forth in this amended and restated offer to purchase (this “Offer to Purchase”), the related letter of transmittal (the “Letter of Transmittal”), and the form of Contingent Value Rights Agreement by and between Parent and the rights agent (to be designated before the Expiration Date, as defined below) (the “Contingent Value Rights Agreement”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” You should not rely on receiving any proceeds from contingent value rights when deciding whether to tender your Shares into the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 5:00 p.m., New York City time, on June 5, 2018 (the “Expiration Date,” unless the Offer is extended pursuant to and in accordance with the terms herein, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) at least the number of Shares which, together with the Shares then owned by Purchaser and its affiliates, represents 80% of the total number of shares then outstanding on a fully-diluted basis (the “Minimum Tender Condition”).

As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into DS Healthcare (the “Merger”) under the Florida Business Corporation Act (the “FBCA”), with DS Healthcare as the surviving corporation in the merger and thereby becoming a subsidiary of Parent. If Parent and its affiliates own at least 80% of the outstanding Shares following the Offer, Purchaser will complete the Merger without any vote on the Merger by the holders of Shares through the “short-form” procedures available under Section 607.1104 of the FBCA. As a result of the Merger, each outstanding Share (other than Shares (i) owned by us or any subsidiary of DS Healthcare and (ii) held by DS Healthcare shareholders who properly demanded and perfected their dissenters’ rights under Florida law) will be converted into the right to receive the Offer Price in cash. Following the Merger, DS Healthcare will cease to be a publicly traded company.

As of the date of this Offer to Purchase, Purchaser and its affiliates may collectively be deemed to beneficially own 3,389,165 Shares, representing approximately 9.6% of the outstanding Shares.

A summary of the principal terms of the Offer appears on pages 1 through 7. You should read this entire Offer to Purchase, Letter of Transmittal and Contingent Value Rights Agreement carefully before deciding whether to tender your Shares into the Offer. In connection with this Offer, Kingsdale Advisors is the Depositary and Information Agent and can be contacted by telephone at 1-866-229-8651 (toll free in North America), or 416-867-2271 (collect calls outside of North America), or by email at contactus@kingsdaleadvisors.com.

May 21, 2018

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, and you are a Registered holder of the Shares, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Kingsdale Advisors, in its capacity as depositary for the Offer, (ii) tender your Shares by transfer by following the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer, as they may have an earlier deadline.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary and Information Agent prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery.”

All references to currency herein are to U.S. Dollars.

*****

Kingsdale Advisors, the Depositary and Information Agent for the Offer, may be contacted at the address and telephone numbers below for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2

North American Toll Free Phone: 1-866-229-8651

Outside North America, Banks and Brokers Call Collect: 416-867-2271

E-mail: contactus@kingsdaleadvisors.com

i

ii

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock of DS HealthCare Group, Inc., a Florida corporation (“DS Healthcare”), par value $0.001 per share (the “Shares”), that are issued and outstanding.
Price Offered Per Share:

$0.07 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, plus one contingent value right (“CVR”) per Share, representing the right to receive an amount equal to 80% of any potential proceeds from a malpractice lawsuit that DS Healthcare has brought against third-party defendants. Taxes and legal fees will be deducted from the CVR amount. You should not rely on receiving any proceeds from CVRs when deciding whether to tender your Shares into the Offer.

Scheduled Expiration Date:	5:00 P.M., New York City time, on June 5, 2018, unless the Offer (as defined below) is extended.
Purchaser:

Mediologistics Corp., Florida corporation (the “Purchaser”) and wholly-owned subsidiary of Mediologistics LLC, a Delaware limited liability corporation (the “Parent”), formed by Fernando Tamez Gutierrez and Miguel Gomez Mont.

The following are some questions that you, as a shareholder of DS Healthcare, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, the related letter of transmittal (the “Letter of Transmittal”), and the contingent value rights agreement (the “Contingent Value Rights Agreement”) which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal, the Contingent Value Rights Agreement and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Kingsdale Advisors, our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Parent, Purchaser, Fernando Tamez Gutierrez and Miguel Gomez Mont.

Who is offering to buy my Shares?

Purchaser is a corporation incorporated under the laws of the State of Florida for the purpose of making the Offer. Purchaser is a wholly-owned subsidiary of Parent. To date, neither Purchaser nor Parent has carried on any activities other than those related to their formation and the Offer. Although Purchaser is making the Offer, each of Parent, Fernando Tamez Gutierrez, a managing member of Parent, and Miguel Gomez Mont, a managing member of Parent, may be deemed to be a bidder and offeror for all purposes of the Offer. Mr. Tamez Gutierrez is the current President of DS Healthcare’s Mexican subsidiary, DS Mexico. In addition, from November 2016 through June 2017, Mr. Tamez Gutierrez acted as DS Healthcare’s interim Chief Operating Officer and from June 30, 2017 to November 16, 2017, Mr. Tamez Gutierrez acted as DS Healthcare’s Chief Operating Officer. On November 16, 2017, Mr. Tamez Gutierrez resigned as Chief Operating Officer of DS Healthcare, but remains the President of DS Mexico.

See the “Introduction” and Section 8—“Certain Information Concerning the Filing Persons.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all of the issued and outstanding Shares, plus one CVR per Share, representing the right to receive an additional cash payment if DS Healthcare or its affiliates receives any proceeds from its malpractice lawsuit against Fox Rothschild LLP and other named defendants, Docket No. 2017-011993-CA-01, filed on May 18, 2017 in Florida Circuit Court in Miami-Dade County (the “Litigation”), on the terms and subject to the conditions set forth in this Offer to Purchase, the Letter of Transmittal and the Contingent Value Rights Agreement. See the “Introduction” and Section 1—“Terms of the Offer.”

What is a CVR and is there an agreement governing the rights of tendering shareholders who receive the CVRs in the Offer?

The CVR is a highly speculative contractual right to receive a contingent payment, the value of which will depend on DS Healthcare’s recovery, if any, in the Litigation. By virtue of their ownership of the CVRs, the CVR holders (that is, former DS Healthcare shareholders) will be entitled, in the aggregate to be paid by Parent an amount equal to 80% of any proceeds received by DS Healthcare in respect of this lawsuit (whether by settlement, judgment or otherwise), subject to adjustments for certain items, including for taxes that DS Healthcare has to pay on the recovery (assumed to be at a rate of 21% plus applicable state and local taxes ) and any contingency fees payable to outside counsel in connection with the Litigation. The remaining 20% of any such proceeds (again subject to certain adjustments) will be retained and remain the property of DS Healthcare and its then current owners. The terms of the CVRs and the rights of the holders of CVRs will be governed by a Contingent Value Rights Agreement to be entered into immediately before the purchase of Shares of DS Healthcare pursuant to the Offer. See “Special Considerations Relating to the CVRs” and Section 11—“Purpose of the Offer; Plans for DS Healthcare; The CVR Agreement —The Contingent Value Rights Agreement.”

The issuance of the CVRs will not be registered under the federal securities laws nor will the CVRs be registered on any national securities exchange. The CVRs will NOT be transferable, except by will, upon death of the holder, or by operation of law. See “Special Considerations Relating to the CVRs” and Section 11—“Purpose of the Offer; Plans for DS Healthcare; The CVR Agreement —The Contingent Value Rights Agreement.”

Why are you making the Offer?

We are making the Offer in order to acquire a significant ownership interest in DS Healthcare so that we are able to control DS Healthcare and DS Healthcare’s business, while also providing liquidity to shareholders who desire to tender. If the Offer is consummated, we plan to consummate the Merger as promptly as practicable.

DS Healthcare has historically experienced operating losses and its independent auditors have expressed substantial doubt about its ability to continue as a going concern primarily as a result of its recurring losses from operations, negative cash flows and accumulated deficit. As of June 30, 2017 (the last quarter for which DS Healthcare filed a Form 10-Q with the SEC), DS Healthcare had an accumulated deficit of $29.1 million. For fiscal years ended December 31, 2015 and 2016, DS Healthcare had a net loss of $10.7 million and $6.9 million, respectively, and has historically incurred losses. In addition, for the six months ended June 30, 2016 and June 30, 2017 there were net losses of $1.6 million and $2.3 million, respectively. As a result of its continued deteriorating financial condition, we believe that DS Healthcare is unable to pay its outstanding liabilities when due, which we believe will further adversely impact its results of operations, financial condition and ability to continue as a going concern.

If we acquire control of DS Healthcare, we will assess the roles and contributions of each member of the Board and management and decide whether any positions should be replaced with directors which we believe will satisfy their fiduciary duties, provide better oversight of DS Healthcare, DS Healthcare’s management, and DS Healthcare’s compensation policies and take appropriate action as directors to maximize shareholder value and otherwise act in the best interests of all DS Healthcare’s shareholders.

Further, if we acquire control of DS Healthcare, we intend to utilize control to influence DS Healthcare’s management, policies, and practices and effect positive change, improve DS Healthcare’s performance and realize value for shareholders. Whether or not the Offer is consummated, we intend to hold DS Healthcare’s officers and directors accountable for performance, oversight, and DS Healthcare’s compensation and governance policies and practices.

See Section 11—“Purpose of the Offer; Plans for DS Healthcare; The CVR Agreement.”

What percentage of Shares do you or your affiliates currently own?

Mr. Tamez Gutierrez beneficially owns and has sole voting and dispositive power with respect to 3,389,165 Shares, representing approximately 9.6% of DS Healthcare’s outstanding Shares (based upon 35,238,523 Shares outstanding, as reported by DS Healthcare’s transfer agent as of May 15, 2018).

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $0.07 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, plus one CVR per Share, representing the right to receive an amount equal to 80% of any potential proceeds of the Litigation. You should not rely on receiving any proceeds from CVRs when deciding whether to tender your Shares into the Offer. See “Special Considerations Relating to the CVRs.”

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

If Litigation proceeds are distributed on the CVRs, Parent will be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR payment amounts otherwise payable pursuant to the Contingent Value Rights Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law and any legal fees associated with the Litigation. See “Special Considerations Relating to the CVRs” and Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer.”

What are the most significant conditions to the Offer?

The Offer is not subject to any financing condition. The Offer is conditioned upon there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 5:00 p.m., New York City time, on June 5, 2018 (the “Expiration Date,” unless the Offer is extended pursuant to and in accordance with the terms herein, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) at least the number of Shares which, together with the Shares then owned by Purchaser and its affiliates, represents at least 80% of the total number of shares then outstanding on a fully-diluted basis (the “Minimum Tender Condition”).

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

Do you have the financial resources to pay for all Shares?

Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer is approximately $2,350,128, plus related fees and expenses. Parent will provide Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer. Parent will receive funds from Mr. Gomez Mont, from his cash on hand. See Section 9—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender into the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•

the consummation of the Offer is not subject to any financing condition;

•

the Offer is being made for all Shares solely for cash; and

•

Parent will have sufficient funds available to purchase all Shares validly tendered in relation to the amount of consideration payable.

See Section 9—“Source and Amount of Funds.”

How long do I have to decide whether to tender into the Offer?

You will be able to tender your Shares into the Offer until the Expiration Date. Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary and Information Agent, within two trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date, as they may have an earlier deadline. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended pursuant to the terms of this Offer to Purchase. If we extend the Offer, we will inform the Depositary and Information Agent of that fact and we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

If we extend the Offer, you will have additional time to tender your Shares. See Section 1—“Terms of the Offer” for more details on our ability or obligation to extend the Offer, and make changes to the material terms of the Offer.

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

If we extend the Offer, we will inform the Depositary and Information Agent of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

Will there be a subsequent offering period?

If, following the time at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Date (the “Acceptance Time”), we do not beneficially own 80% of the Shares outstanding, we may elect to provide a subsequent offering period of not fewer than three business days nor more than 20 business days. We will only include a subsequent offering period once all conditions to the offer have been satisfied or waived. See Section 1—“Terms of the Offer”, Section 4—“Withdrawal Rights” and Section 16—“Certain Legal Matters; Regulatory Approvals” for more information concerning any subsequent offering period.

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date. A subsequent offering period, if one is provided, would occur after the Acceptance Time and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

How do I tender my Shares into the Offer?

To tender your Shares into the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares”) in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal, to the Depositary and Information Agent prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary and Information Agent prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary and Information Agent by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary and Information Agent must receive the missing items within two trading days. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after June 28, 2018, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4—“Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary and Information Agent while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4—“Withdrawal Rights.”

Will the Offer be followed by a Merger if all the Shares are not tendered?

As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into DS Healthcare, with DS Healthcare continuing as the surviving corporation in the Merger and thereby becoming a subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares (i) owned by Parent and Purchaser, or any subsidiary of DS Healthcare and (ii) held by DS Healthcare shareholders who properly demanded and perfected their dissenters’ rights under Florida law) will be converted into the right to receive the Offer Price in cash. See Section 12—“Certain Effects of the Offer.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

Currently, the Shares are traded on the OTC Markets. If the Offer is consummated and Purchaser and its affiliates own at least 80% of the outstanding Shares, Purchaser will complete the Merger as soon as practicable after the consummation of the Offer. Following the Merger, DS Healthcare will cease to be a publicly traded company. In addition, Purchaser intends and will cause DS Healthcare to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met. See Section 12—“Certain Effects of the Offer.”

If I object to the price being offered, will I have appraisal rights?

You will not have dissenters’ rights in the Offer. However, if the Merger takes place, shareholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have dissenters’ rights under the FBCA. If you have and choose to exercise your dissenters’ rights in connection with the Merger and you comply with the applicable legal requirements under Florida law, you will be entitled to payment for your Shares based on a judicial determination of the “fair value” of your Shares. This value may be more or less than the Offer Price. The foregoing summary of the rights of dissenting shareholders under the FBCA does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters’ rights and is qualified in its entirety by reference to Florida law, including without limitation the FBCA.

See Section 11—“Purpose of the Offer; Plans for DS Healthcare; The CVR Agreement —Purpose of the Offer” and Section 16—“Certain Legal Matters; Regulatory Approvals—Appraisal Rights.” Purchaser is not obligated to pursue or consummate a Merger.

What is the market value of my Shares as of a recent date, and what “premium” would I receive?

The Offer Price of $0.07 per Share represents a 98.6% premium to the closing price of Shares reported on OTC Markets on April 23, 2018, the trading day prior to the date we announced that we intended to commence a tender offer.

On April 23, 2018, the trading day prior to the date we announced that we intended to commence a tender offer, the closing price of Shares reported on OTC Markets was $0.001 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends.”

Have any shareholders of DS Healthcare already agreed to tender their Shares into the Offer or to otherwise support the Offer?

No. Except through this Offer, we have not asked any shareholder of DS Healthcare to agree to tender any Shares into the Offer.

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 14—“Conditions to the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes, promptly (and in any event within two business days of the acceptance by Purchaser of such Shares). After that date, if DS Healthcare receives any proceeds from the Litigation, Parent shall cause the rights agent to pay you the amount of cash equal to the product of the CVR payment and the number of CVRs held by you. You should not rely on receiving any proceeds from CVRs when deciding whether to tender your Shares into the Offer. See “Special Considerations Relating to the CVRs” and Section 11—“Purpose of the Offer; Plans for DS Healthcare; The CVR Agreement —The Contingent Value Rights Agreement.”

We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary and Information Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Information Agent of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and (iii) any other required documents for such Shares. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

If Litigation proceeds are distributed on the CVRs, Parent will be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR payment amounts otherwise payable pursuant to the Contingent Value Rights Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law and any legal fees associated with the Litigation. See “Special Considerations Relating to the CVRs” and Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer.”

What will happen to my stock options in the Offer?

The Offer is not being made for options to purchase Shares (“Stock Options”) granted under DS Healthcare’s stock plans. Any shares received upon exercise of Stock Options prior to the Expiration Date will be eligible to be tendered into the Offer.

What will happen to my restricted stock units in the Offer?

The Offer is not being made for restricted stock units (“RSUs”) issued by DS Healthcare. Any RSUs that vest and are converted to Shares prior to the Expiration Date will be eligible to be tendered into the Offer.

What will happen to my warrants in the Offer?

The Offer is not being made for warrants (“Warrants”) issued by DS Healthcare. Any shares received upon exercise of Warrants prior to the Expiration Date will be eligible to be tendered into the Offer.

What are the U.S. federal income tax consequences of the Offer?

Your receipt of cash and the fair market value of the CVRs in exchange for your Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer and the “amount realized” on the sale. For this purpose, the “amount realized” will include the amount of cash you receive, plus the fair market value of the CVRs you receive. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a non-United States Holder (as defined in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer and about the valuation of the CVRs and the treatment of future payments. See Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer.

To whom should I talk if I have additional questions about the Offer?

You may call Kingsdale Advisors, the Depositary and Information Agent, toll-free at 1-866-229-8651 or 416-867-2271 (collect calls outside of North America), or contact them by email at contactus@kingsdaleadvisors.com.

SPECIAL CONSIDERATIONS RELATING TO THE CVRs

The CVRs are highly speculative. It is not possible to predict whether any payments will be made on the CVRs or, if any payments are made, the timing and amount of such payments.

Cash payments on the CVRs will be made only if, and to the extent that, DS Healthcare receives proceeds as a result of the Litigation. If the Litigation does not ultimately result in a judgment or settlement favorable to DS Healthcare, the CVRs will be worthless. It is not possible to predict the outcome of the Litigation with any certainty.

The CVRs will not be transferable and, as a result, holders will be unable to convert their CVRs into cash before any favorable resolution of the lawsuit.

In order to ensure that the CVRs are exempt from registration under the federal securities laws, the CVRs will not be transferable except by will, upon death of the holder, or by operation of law. There will be no trading market for the CVRs, and holders will be unable to sell their CVRs or to pledge them as collateral security. Accordingly, it will not be possible to realize any value in respect of the CVRs, unless and until DS Healthcare receives proceeds from the Litigation.

The interests of Parent in any settlement of the Litigation may not lead to the highest possible payments on the CVRs.

In making any decision or determination with respect to the Litigation, the Parent will direct and supervise the Litigation and seek to maximize the present value to Parent and the CVR holders of any potential future Litigation proceeds. However, the interests of Parent in any settlement of the Litigation will not necessarily be aligned with the interests of the CVR holders. For example, Parent, which may need to raise funds to finance the continued prosecution of the Litigation, may prefer to preserve resources and management’s time by settling quickly, even if waiting to settle could result in higher payments to CVR holders.

Payment on the CVRs may depend on the ability of Parent to raise additional funds to finance the continued prosecution of the Litigation.

Parent may need to raise additional funds to finance the continued prosecution of the Litigation. If the attempt to obtain additional financing is unsuccessful, and if failure to prosecute the Litigation results in the dismissal of DS Healthcare’s claims, there will be no possibility of payment on the CVRs.

Payment on the CVRs is subject to certain deductions that might reduce the amount of Litigation proceeds that you receive, if any.

Parent will be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR payment amounts otherwise payable pursuant to the Contingent Value Rights Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law and any legal fees associated with the Litigation. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of the Contingent Value Rights Agreement as having been paid to the CVR holder in respect of which such deduction and withholding was made. See Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer” for further information concerning the tax treatment of CVRs.

Fees or expenses may be deducted from any CVR payment amount.

Parent expects to deduct taxes and legal fees from any CVR payment amount. However, Parent is not in a position to determine the approximate percentages until it is able to review the Litigation and the books and records of DS Healthcare. The Bidders are not receiving any fees, but DS Healthcare will retain 20% of the proceeds of the Litigation, pursuant to the Contingent Value Rights Agreement.

To the Holders of Shares of Common Stock of DS HEALTHCARE GROUP, INC.:

INTRODUCTION

The Offer is being made pursuant to the terms and conditions herein by Purchaser. Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended.

If you are a record owner of Shares and you tender such Shares directly to the Depositary and Information Agent in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3—“Procedures for Accepting the Offer and Tendering Shares—Backup Withholding.” Shareholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and Information Agent incurred in connection with the Offer. See Section 17—“Fees and Expenses.”

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer.”

As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into DS Healthcare under the FBCA, with DS Healthcare as the surviving corporation in the merger and thereby becoming a subsidiary of Parent. If we own at least 80% of the outstanding Shares following the Offer, Purchaser will complete the Merger without any vote on the Merger by the holders of Shares through the “short-form” procedures available under Section 607.1104 of the FBCA. As a result of the Merger, each outstanding Share (other than Shares (i) owned by us or any subsidiary of DS Healthcare and (ii) held by DS Healthcare shareholders who properly demanded and perfected their dissenters’ rights under Florida law) will be converted into the right to receive the Offer Price in cash. Following the Merger, DS Healthcare will cease to be a publicly traded company.

The DS Healthcare Board has not approved this Offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, DS Healthcare is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

The Offer is not subject to any financing condition.

The Offer is conditioned upon the Minimum Tender Condition and other customary conditions. See Section 14—“Conditions to the Offer.”

Mr. Tamez Gutierrez beneficially owns and has sole voting and dispositive power with respect 3,389,165 Shares, representing approximately 9.6% of DS Healthcare’s outstanding Shares (based upon 35,238,523 Shares outstanding, as reported by DS Healthcare’s transfer agent as of May 15, 2018).

If the Minimum Tender Condition and the other conditions to the Offer are satisfied and Purchaser accepts for payment and pays for Shares tendered into the Offer, Purchaser will become entitled to elect to the DS Healthcare Board a number of qualified directors selected by Purchaser that correspond to Purchaser’s ownership percentage. No appraisal rights are available to the holders of Shares in connection with the Offer. See Section 16—“Certain Legal Matters; Regulatory Approvals—Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4—“Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) the Minimum Tender Condition; and (ii) other customary conditions. See Section 14—“Conditions to the Offer.”

We expressly reserve the right from time to time to waive any of the conditions described in the Offer to Purchase, to increase or decrease the Offer Price or to make any other changes in the terms and conditions of the Offer.

In accordance with Rule 14d-11 under the Exchange Act, if the time (the “Acceptance Time”) at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Date has occurred and we have paid for all Shares validly tendered and not withdrawn pursuant to the Offer, we may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Date. If we elect to provide a subsequent offering period, it will be an additional period of time, following the expiration of the Offer and the purchase of Shares pursuant to the Offer, during which shareholders may tender any Shares not previously tendered into the Offer. If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of not fewer than three (3) business days nor more than 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. For purposes of the Offer as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A subsequent offering period, if one is provided, is not an extension of the Offer. If we do elect, in our discretion, to provide a subsequent offering period or elect to extend such subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior subsequent offering period. We will only include a subsequent offering period once all conditions to the offer have been satisfied or waived.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary and Information Agent may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4—“Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to shareholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations herein, Purchaser changes the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such 10th business day.

In the event we reduce the number of Shares being sought for purchase in this Offer prior to the Expiration Date according to the terms herein and applicable law, and a greater number of Shares are tendered than we are offering to purchase, the Shares will be taken up and purchased for as nearly as may be pro rata, disregarding fractions, in accordance with Rule 14d-8 of the Exchange Act.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

We will request that DS Healthcare provide Purchaser with DS Healthcare’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. In the event that DS Healthcare does not produce its shareholder list and security position listings, DS Healthcare will disseminate the Offer to shareholders at the cost of the Purchaser. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on DS Healthcare’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will promptly (and in any event within two business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. Subject to Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right not to accept for payment, or to delay payment for shares. See Section 16—“Certain Legal Matters; Regulatory Approvals.” Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to promptly pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Information Agent of:

•

the certificates evidencing such Shares (“Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary and Information Agent’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares;”

•

a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•

any other documents required by the Letter of Transmittal.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary and Information Agent of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary and Information Agent, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer, the Depositary and Information Agent may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Information Agent.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Information Agent’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to Parent or to one or more direct or indirect wholly-owned subsidiaries of Parent the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a DS Healthcare shareholder to validly tender Shares pursuant to the Offer, the shareholder must follow one of the following procedures:

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for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Information Agent at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

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for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary and Information Agent, at one of its addresses set forth on the back cover of this Offer to Purchase, through the facilities of DTC, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary and Information Agent, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

•

the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and Information Agent and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary and Information Agent will establish an account at DTC with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility at DTC may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares through the ATOP system into the Depositary and Information Agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

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the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, saving and loan associations and brokerage houses) that is a member of or a participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder’s Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary and Information Agent prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided, that all of the following conditions are satisfied:

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such tender is made by or through an Eligible Institution;

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a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary and Information Agent as provided below; and

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the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary and Information Agent within two trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and Information Agent and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary and Information Agent by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Information Agent unless otherwise mutually agreed by Purchaser and DS Healthcare.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary and Information Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, Purchaser will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions to the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary and Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by Purchaser in its sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering shareholder will irrevocably appoint designees of Purchaser, and each of them, as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of DS Healthcare’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of shareholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of DS Healthcare’s shareholders.

Stock Options, RSUs and Warrants. The Offer is made only for outstanding Shares and is not made for any Stock Options, RSUs or Warrants.

Backup Withholding. To prevent federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each shareholder (including any shareholder that tenders Shares into the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary and Information Agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such shareholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer” of this Offer to Purchase for a more detailed discussion of backup withholding.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after June 28, 2018, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

For a withdrawal to be proper and effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and Information Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Information Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and Information Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary and Information Agent may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares.”

No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1—“Terms of the Offer”) or to Shares previously tendered into the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion. None of Purchaser, the Depositary and Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Material U.S. Federal Income Tax Consequences of the Offer.

The following is a summary of certain material U.S. federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to holders of Shares who are in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”) or to persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” wash sale, constructive sale or other integrated transaction or United States Holders (as defined below) whose functional currency is not the U.S. Dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, state, local or foreign taxation.

If a partnership holds Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•

a citizen or resident of the United States;

•

a domestic corporation;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder of Shares will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer and the “amount realized” on the sale. For this purpose, the “amount realized” will include the amount of cash you receive, plus the fair market value of the CVRs you receive. The value of the CVRs is uncertain and depends on DS Healthcare’s future recovery, if any, in the Litigation. Neither we nor DS Healthcare will be providing a valuation of the CVRs. You should consult with your own tax advisor as to the valuation of the CVRs.

A portion of future payments received with respect to the CVRs, if any, will be characterized as imputed interest income. The remaining amount of future payments received with respect to the CVRs, if any, will generally be treated as income or gain to the extent that such amount exceeds the tax basis in your CVRs. The tax treatment of such income or gain as ordinary income or capital gain is unclear. All or a portion of such taxable income may be treated as ordinary income. You should consult with your own tax advisor as to the treatment of future payments, if any, received with respect to the CVRs.

Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale, such Shares were held for more than one year. Long-term capital gains recognized by an individual are subject to a maximum U.S. federal income tax rate of 20%. Net capital losses may be subject to limits on deductibility.

A United States Holder of Shares that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax (the “Medicare tax”), will be subject to a 3.8% tax on the lesser of (1) the United States Holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Holder’s net investment income will generally include its net gains recognized upon a sale of Shares pursuant to this Offer to Purchase, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A United States Holder of Shares that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to gains in respect of the sale of Shares pursuant to this Offer to Purchase.

Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

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a nonresident alien individual;

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a foreign corporation; or

•

an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Shares.

In general, a non-United States Holder of Shares will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer unless:

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the gain is “effectively connected” with the non-United States Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis; or

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the non-United States Holder is an individual that holds Shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

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DS Healthcare is or has been a United States real property holding corporation for U.S. federal income tax purposes and the non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale, more than 5% of Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

We have made no determination as to whether DS Healthcare is or has been a United States real property holding corporation during the past five years for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payments made to a United States Holder in connection with the Offer generally will be subject to information reporting and may be subject to “backup withholding” at a rate of 24%. See Section 3—“Procedure for Accepting the Offer and Tendering Shares—Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to furnish its social security number or other taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number or (iii) fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided its correct number and that the shareholder is not subject to backup withholding. A non-United States Holder will generally be exempt from information reporting and backup withholding if it certifies on an appropriate Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary and Information Agent.

Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or, in the case of non-United States Holders, an appropriate Form W-8.

6. Price Range of Shares; Dividends.

Based on disclosure by DS Healthcare, the Shares were listed on Nasdaq until March 24, 2017, when they were delisted because of a failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2015, in accordance with Nasdaq Rule 5250(c)(1). The Shares are currently traded on the OTC Markets under the symbol “DSKX.”

The following table sets forth, for the indicated periods, the high and low intraday sales prices per Share.

	High	Low
Year Ending December 31, 2018:
Second Quarter (through May 18, 2018)	$0.02	$0.02
First Quarter	0.01	0.01
Year Ending December 31, 2017:
First Quarter	$0.67	$0.20
Second Quarter	0.26	0.01
Third Quarter	0.15	0.01
Fourth Quarter	0.04	0.0001
Year Ended December 31, 2016:
First Quarter	$2.7	$0.65
Second Quarter	0.88	0.55
Third Quarter	0.67	0.67
Fourth Quarter	0.67	0.67

———————

Source: Q1 2016-Q3 2017 from Yahoo Finance; Q4 2017 – Q2 2018 from OTC Markets.

Mr. Tamez Gutierrez beneficially owns and has sole voting and dispositive power with respect to 3,389,165 Shares, representing approximately 9.6% of DS Healthcare’s outstanding Shares (based upon 35,238,523 Shares outstanding, as reported by DS Healthcare’s transfer agent as of May 15, 2018). The Offer Price of $0.07 per Share represents a 98.6% premium to the closing price of Shares reported on the OTC Markets on April 23, 2018, the trading day prior to the date that we announced that we intended to commence a tender offer.

On April 23, 2018, the trading day prior to the date that we announced that we intended to commence a tender offer, the closing price of Shares reported on OTC Markets was $0.001 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. Please note, however, that any such current price will presumably reflect a valuation of the CVRs to be issued in connection with the Offer. While this price may or may not reflect the actual aggregate value of the CVRs (and there can be no assurance that the CVRs will ultimately have any value), shareholders should, when deciding whether to tender their Shares into the Offer, take into account the fact that the current stock price should in theory include some valuation of the CVRs. Nevertheless, you should obtain current market quotations for the Shares in deciding whether to tender your Shares.

Shareholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

Based on DS Healthcare’s public filings with the SEC, DS Healthcare has not declared or paid cash dividends with respect to the Shares during the past two years.

7. Certain Information Concerning DS Healthcare.

Sources of Information. Except as otherwise set forth in this Offer to Purchase, the information concerning DS Healthcare contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Neither the Purchaser, Parent, or Messrs. Tamez Gutierrez or Gomez Mont, or the Depositary and Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by DS Healthcare to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser or the Depositary and Information Agent. Although we have no reason to believe that any information concerning DS Healthcare herein is untrue (other than any such information we believe is untrue and specifically describe as information we believe is untrue), we have not independently verified the accuracy of the information in DS Healthcare’s filings with the SEC or otherwise publicly available.

General. DS Healthcare (formerly Divine Skin, Inc.) (d/b/a DS Laboratories) is a Florida corporation organized on January 26, 2007. DS Healthcare’s principal executive offices are located at 1601 Green Road, Deerfield Beach, Florida 33064. DS Healthcare’s telephone number at such principal executive offices is (888) 404-7770.

DS Healthcare develops technologies and products for hair care and personal care needs. DS Healthcare works with a network of retailers across North America and distributors throughout Europe, Asia and South America. DS Healthcare currently offers hair care, skin care and personal care products. DS Healthcare formulates, markets and sells its products through specialty retailers, spas, salons, pharmacies and other distributors. Its products are compounded either in its laboratory or through various third party compounders on an order-by-order basis.

On November 14, 2017 DS Healthcare filed a “Notice of Late Filing” with respect to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2017. On April 3, 2018, DS Healthcare filed a “Notice of Late Filing” with respect to its Annual Report on Form 10-K for the year ending December 31, 2017. As of the date of this Offer to Purchase, DS Healthcare has not filed its Quarterly Report on Form 10-Q for the quarter ending September 30, 2017 or its Annual Report on Form 10-K for the year ending December 31, 2017.

Available Information. DS Healthcare is subject to the information and reporting requirements of the Exchange Act and is obligated to file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. You may read and copy any document DS Healthcare files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, DS Healthcare’s reports, proxy and information statements, and its other filings are also available to the public over the internet at the SEC’s website at www.sec.gov. The information contained in, accessible from or connected to DS Healthcare’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of DS Healthcare’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8. Certain Information Concerning the Filing Persons.

This Offer to Purchase is part of a Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer pursuant to Rule 14d-3 under the Exchange Act. We are filing the Schedule TO. Although Purchaser is making the Offer, each of the Parent, Purchaser and Messrs. Tamez Gutierrez and Gomez Mont may be deemed to be bidders and offerors for all purposes of the Offer.

Parent. Parent is a Florida corporation and was formed by Messrs. Tamez Gutierrez and Gomez Mont solely for the purpose of engaging in the transactions contemplated herein, including the Offer. To date, Parent has not carried on any activities other than those related to its formation and the Offer. Parent has minimal assets and liabilities. The business address of Parent is 1451 Brickell Ave., Unit 2701, Miami, FL 33131 and its business telephone number is (786) 856-8377.

Purchaser. Purchaser is a Florida corporation and is a wholly-owned subsidiary of Parent. Purchaser was formed solely for the purpose of engaging in the transactions contemplated herein, including the Offer. To date, Purchaser has not carried on any activities other than those related to its formation and the Offer. Purchaser has minimal assets and liabilities. The business address of the Purchaser is 1451 Brickell Ave., Unit 2701, Miami, FL 33131 and its business telephone number is (786) 856-8377.

Fernando Tamez Gutierrez. Fernando Tamez Gutierrez’s address, business, background, and citizenship information is provided in Annex A to this Offer to Purchase, which is incorporated herein by reference.

Miguel Gomez Mont. Miguel Gomez Mont’s address business, background, and citizenship information is provided in Annex A to this Offer to Purchase, which is incorporated herein by reference.

Additional Information. Certain information concerning the directors and executive officers of Parent and Purchaser is set forth in Annex A to this Offer to Purchase.

Available Information. You may read and copy the Schedule TO and its exhibits and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Schedule TO and its exhibits and other information that we have filed electronically with the SEC are also available to the public over the internet at the SEC’s website at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Depositary and Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

9. Source and Amount of Funds.

The Offer is not subject to any financing condition. Because Parent will provide Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer, we believe that none of the business performance, financial condition and results of operations of Parent and Purchaser is material to a decision by a holder of the Shares whether to sell, hold or tender their Shares into the Offer.

The total amount of funds required by Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer is approximately $1,891,377, plus related fees and expenses. Parent will provide us with sufficient funds to purchase all Shares validly tendered in the Offer. Parent will receive funds from Mr. Gomez Mont, from his cash on hand.

On April 21, 2018, Mr. Tamez Gutierrez entered into a contribution agreement with Mr. Gomez Mont (on behalf of Parent), where Mr. Tamez agreed to contribute his 3,389,165 Shares to Parent and Mr. Gomez Mont agreed to contribute $1,891,377 (from cash on hand) to Parent, in order to fund the purchase of Shares in the Offer (the “Contribution Agreement”).

Purchaser does not believe that its financial condition is relevant to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all outstanding Shares solely for cash and (iii) Purchaser, through Parent, will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer.

10. Background of the Offer; Past Contacts or Negotiations with DS Healthcare.

Background. Mr. Tamez Gutierrez is the current President of DS Healthcare’s Mexican subsidiary, DS Mexico. Mr. Tamez Gutierrez is also DS Healthcare’s immediate past Chief Operating Officer. From November 2016 through June 2017, Mr. Tamez Gutierrez acted as DS Healthcare’s interim Chief Operating Officer. From June 30, 2017 to November 16, 2017, Mr. Tamez Gutierrez was DS Healthcare’s Chief Operating Officer. On November 16, 2017, Mr. Tamez Gutierrez resigned as Chief Operating Officer of DS Healthcare.

On June 30, 2017, Mr. Tamez Gutierrez entered into an Employment Agreement with DS Healthcare that generally provided for his employment as Chief Operating Officer (the “Employment Agreement”). The Employment Agreement provided base compensation of $200,000, along with certain performance bonuses based on DS Healthcare’s profitability and achievement of annual targets set by the DS Healthcare Board. The Employment Agreement also provided for certain other benefits, including reimbursement of expenses, healthcare and related insurance policies.

Upon termination for any reason, other than for cause, Mr. Tamez Gutierrez was entitled to payment for services rendered prior to such termination, a bonus with respect to DS Healthcare’s fiscal year in which the termination date occurred, a performance bonus that would have been payable for the fiscal year if Mr. Tamez Gutierrez’s employment had not been terminated, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by 365. Mr. Tamez Gutierrez was entitled to reasonable business expenses incurred prior to the termination date. As of the date of this Offer to Purchase, Mr. Tamez Gutierrez did not receive any payment upon his resignation as Chief Operating Officer.

Mr. Tamez Gutierrez has been President of DS Healthcare’s Mexican Subsidiary, DS Mexico, since 2009. In November 2012, DS Healthcare acquired DS Mexico from Mr. Tamez Gutierrez, who owned all of the outstanding capital stock of DS Mexico, for consideration of 450,000 Shares. In December 2012, Mr. Tamez Gutierrez entered into a Performance Agreement with DS Healthcare, which entitled Mr. Tamez Gutierrez to receive Shares with a value of $50,000 per year for five years, beginning on December 13, 2013. In addition, pursuant to the Performance Agreement, during the term of Mr. Tamez Gutierrez’s employment with DS Mexico, he is entitled to 30% of the net profits of DS Mexico (the “Profit Participation”) on an annual basis. Commencing on the third calendar anniversary of the Performance Agreement, DS Healthcare has the option of terminating the Profit Participation in consideration of a $500,000 payment to Mr. Tamez Gutierrez. Furthermore, DS Healthcare agreed that in the event of a “Change of Control” of DS Healthcare, Mr. Tamez Gutierrez has the right to receive a one-time payment of $500,000.

A “Change of Control” is deemed to have occurred when:

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any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of our securities representing 80% or more of the combined voting power of our outstanding securities then having the right to vote at elections of directors;

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any person becomes the beneficial owner, directly or indirectly of, either: (i) 50% of DS Mexico’s outstanding shares or (ii) 30% of DS Mexico´s shares, within a period of one year;

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the board of directors of DS Mexico, currently consisting of Daniel Khesin and Fernando Tamez Gutierrez, is changed in its majority; or

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40% of the gross value of DS Mexico´s assets is transferred to an unrelated party.

Although Mr. Tamez Gutierrez believes that he is entitled to a payment of $500,000 as a result of a change in control, he has currently determined that he will not pursue the payment if the Offer is successful. However, this is Mr. Tamez Gutierrez’s current position and he may determine to pursue payment at a later date.

On January 24, 2018, the Reporting Person sent a demand letter to the Issuer demanding payment of amounts due under the Performance Agreement and the June 30, 2017 employment agreement between the Reporting Person and the Issuer (the “Employment Agreement”) and the shares of DS Mexico due under the Addendum as follows: (1) $50,000 in Shares for each of the past five years, for an aggregate amount of 2,650,202 Shares under the Performance Agreement; (2) an aggregate of $355,381.44 for the Profit Participation due over the past five years under the Performance Agreement; (3) $500,000 as a Change of Control payment under the Performance Agreement in connection with the change of a majority of the board members of DS Mexico on August 5, 2017; (4) shares representing the 48% stake in DS Mexico pursuant to the Addendum; and (5) $29,166.66 unpaid salary under the Employment Agreement.

The Board of DS Healthcare issued Mr. Tamez Gutierrez the following Performance Shares, pursuant to the Performance Agreement:

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122,600 Performance Shares on February 16, 2018, in connection with Mr. Tamez Gutierrez’s service from 2013-2016.

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625,000 Performance Shares on March 26, 2018, in connection with Mr. Tamez Gutierrez’s service in 2017.

To date, Mr. Tamez Gutierrez has not received any other consideration under the Performance Agreement.

On August 11, 2017, DS Mexico and DS Healthcare entered into an Addendum to the Stock Purchase and Joint Venture Agreement dated February 7, 2017 (the “Addendum”) pursuant to which, among other things, Mr. Tamez Gutierrez paid $500,000 to DS Healthcare to acquire a 48% interest in DS Mexico. Mr. Tamez Gutierrez has not yet received the Shares representing the 48% interest in DS Mexico. In addition, under the Addendum, in the event of DS Healthcare’s bankruptcy, Mr. Tamez Gutierrez will have the right to take possession of 51% of DS Mexico shares held in escrow, in exchange for a payment of $500,000 to DS Healthcare’s bankruptcy trustee.

On November 15, 2017, Mr. Tamez Gutierrez purchased 1,900,000 Shares from DS Healthcare for $190,000.00 ($0.10 per Share) in a private transaction.

On December 29, 2017, Mr. Tamez Gutierrez purchased 17,338 Shares for approximately $173 ($0.01 per Share) on the market.

On January 3, 2018, Mr. Tamez Gutierrez purchased 182,662 Shares for approximately $3,653 ($0.02 per Share) on the market.

On January 5, 2018, Mr. Tamez Gutierrez purchased 70,050 Shares for approximately $1,051 ($0.015 per Share) on the market.

On April 21, 2018, Mr. Tamez and Mr. Gomez Mont entered into the Contribution Agreement.

On April 24, 2018, Mr. Tamez Gutierrez filed an amendment to his Schedule 13D stating that he intended to acquire all outstanding Shares, under the terms presented in this Offer. The amendment to the Schedule 13D also disclosed that Mr. Tamez Gutierrez and Parent entered into the Contribution Agreement in order to provide funding for the Offer.

Mr. Tamez Gutierrez understands that DS Healthcare is a party to an action where it has brought legal malpractice claims against third parties. On or about April 25, 2018, Mr. Tamez Gutierrez was informed by a former officer of DS Healthcare that DS Healthcare is expecting to receive a settlement in the pending action in the amount of approximately $1.0 million and that DS Healthcare is seeking financing based on such settlement. However, Mr. Tamez Gutierrez has no independent basis to verify this information. Mr. Tamez Gutierrez does not know whether the settlement is being negotiated, the litigation matter that is the subject of the potential settlement, the timing of any settlement, or if DS Healthcare will be able to obtain financing on commercially reasonable terms, if at all. The information is being included in this Offer to Purchase solely to disclose information about DS Healthcare that has been provided to Mr. Tamez Gutierrez.

On April 27, 2018, Myron Lewis, the chairman of the board of DS Healthcare, sent an unsolicited email to Mr. Tamez Gutierrez offering to transfer the remaining ownership of DS Mexico to Mr. Tamez Gutierrez if Mr. Tamez Gutierrez and his agents terminate all attempts to acquire DS Healthcare through tender offer or proxy solicitation. Mr. Lewis proposed that the parties enter into a license agreement pursuant to which DS Mexico would pay to DS Healthcare a royalty of 5% on all sales except those sales to DS Healthcare. DS Healthcare would license DS Mexico for the manufacturing of the DS Labs line of products and the distribution of them in Mexico, Central and South America and Europe. Cross territorial sales by any means would be prohibited. Mr. Tamez Gutierrez advised Mr. Lewis that he was not interested in entering into such an agreement and was moving forward with the Offer. On April 29, 2018, Mr. Lewis sent another unsolicited email to Mr. Tamez Gutierrez, offering to allow DS Mexico to distribute products via e-commerce.

On April 30, 2018, Purchaser commenced this Offer.

On Friday, May 4, 2018, Mr. Tamez Gutierrez spoke with shareholders who expressed a desire to receive CVRs along with the Offer Price. After careful consideration, the Purchaser determined to add the CVRs to this Offer.

On May 7, 2018, the Company filed with the SEC a Form 8-K rejecting the Offer and making certain allegations about Mr. Tamez Gutierrez. As described in greater detail below, the Bidders believe that the allegations regarding Mr. Tamez Gutierrez are false and without merit for the following reasons. The Bidders further believe that the statements regarding the future profitability of the Company under its “New Business Model” and current management have no basis and urge shareholders to tender their Shares into the Offer.

As previously disclosed in the amended and restated Offer to Purchase dated May 9, 2018, Mr. Tamez Gutierrez has been President of DS Healthcare’s Mexican Subsidiary, DS Mexico, since 2009. DS Mexico was originally a distributor in Mexico for the Company. In November 2012, DS Healthcare acquired DS Mexico from Mr. Tamez Gutierrez, who owned all of the outstanding capital stock of DS Mexico, for consideration of 450,000 Shares pursuant to a share exchange agreement (the “Share Exchange Agreement”). In December 2012, Mr. Tamez Gutierrez entered into a Performance Agreement with DS Healthcare, which entitled Mr. Tamez Gutierrez to receive Shares with a value of $50,000 per year for five years, beginning on December 13, 2013. In addition, pursuant to the Performance Agreement, during the term of Mr. Tamez Gutierrez’s employment with DS Mexico, he is entitled to 30% of the net profits of DS Mexico (the “Profit Participation”) on an annual basis.

The Company alleges that the Performance Agreement and the Share Exchange Agreement were not approved by the Board of Directors. The Company has provided no basis for this statement. Mr. Tamez Gutierrez has performed his obligations under the agreements in good faith. The Company cannot induce Mr. Tamez Gutierrez to enter into such agreements when it is beneficial to the Company, and now, six years later, claim that such agreements are not valid. Further, such agreements are described in the Company’s audited financial statements, and therefore, we believe that the Company has acknowledged the validity of such contracts.

As previously disclosed, Mr. Tamez Gutierrez believes he is owed aggregate amount of 2,650,202 Shares under the Performance Agreement based on the terms of the Performance Agreement. The Company has issued an aggregate of 747,600 Shares. The statements in the Form 8-K that Mr. Tamez Gutierrez negotiated to receive Shares at $0.08 are false. Mr. Tamez Gutierrez has always believed that the Shares should be issued at the market price, as provided in the Performance Agreement, which at the time was $0.02. He did not agree to receive the Shares at $0.08, but rather the Company issued the Shares to him unilaterally. Further, the statements that Mr. Tamez Gutierrez wished to acquire the Shares to make the Offer are false. The Company owed such Shares to Mr. Tamez Gutierrez pursuant to the Performance Agreement and the acquisition of such Shares did not impact his decision to make the Offer.

Mr. Tamez Gutierrez believes that the Company knew at all times that he was a principal of DS Iberia. Mr. Tamez Gutierrez incorporated DS Iberia in 2015. According to Mr. Tamez Gutierrez, DS Healthcare made oral representations and agreements where the intent was that the Company would receive an equity interest in DS Iberia and DS Iberia would be a subsidiary of the Company. However, the Company did not have funds to acquire an interest in DS Iberia, so DS Iberia remains solely a distributor in Spain. The initial relationship between DS Healthcare and DS Iberia is documented in an executed agreement, dated June 25, 2015, by and between the Company and DS Iberia and was signed by Mr. Khesin as CEO of the Company and by Mr. Tamez Gutierrez on behalf of DS Iberia. The agreement proceeded November 2016 when he was named an acting officer of the Company. Furthermore, the Company disclosed this in its Reports on Form 10-K for the year ended December 31, 2016 as a related party transaction.

Given the lack of funds at the Company, the Company and Mr. Tamez Gutierrez entered into the Addendum (filed with the Schedule TO) whereby the Company offered to sell 48% of the shares of DS Mexico back to Mr. Tamez Gutierrez in exchange for $500,000. Contrary to the false statements made in the Form 8-K that Mr. Tamez Gutierrez received the 48% interest in DS Mexico for no cost, Mr. Tamez Gutierrez believes that he has made payments in excess of the required $500,000. Mr. Tamez Gutierrez was verbally advised by John Powers and Robert Bellaflores, officers of the Company at the time, that in lieu of making a single payment to the Company, he should make payments to DS Mexico for their working capital needs and to third parties on behalf of the DS Mexico. As DS Mexico is wholly-owned by the Company, and funds required by DS Mexico would have needed to be provided by the Company, Mr. Tamez Gutierrez believed that it was reasonable to believe Mr. Powers and Mr. Bellaflores that such payments were being made pursuant to his obligation under the Addendum. Mr. Tamez Gutierrez paid an aggregate of US$447,585.47 and $3,865,000.00 in Mexican Pesos. Mr. Tamez Gutierrez understands that the Company is trying to characterize such payments as loans made by Mr. Tamez Gutierrez to DS Mexico. However, Mr. Tamez Gutierrez has not entered into any agreement, nor did he ever agree, to lend money to DS Mexico. Mr. Tamez Gutierrez believes that he has fully satisfied his obligations under the Addendum, however, the Company has not yet issued the shares of DS Mexico to Mr. Tamez Gutierrez. Further, the Company implies in the Form 8-K that Mr. Tamez Gutierrez agreed to sell 51% of the remaining shares of DS Mexico to the Company, which would not have been possible since Mr. Tamez Gutierrez did not, and still does not, own any shares of DS Mexico.

Although the Addendum affected the transfer of the 48% interest in DS Mexico, in January 2018, according to Mr. Tamez, Mr. Myron Lewis, on behalf of the Company, provided a draft Stock Purchase Agreement to impose additional conditions related to the sale of the 48% interest in DS Mexico. The draft Stock Purchase Agreement imposed various additional conditions on Mr. Tamez Gutierrez’s ownership of the DS Mexico shares, including that he enter into a shareholders agreement with DS Healthcare which Mr. Tamez Gutierez has not agreed to. The parties have not finalized the terms of the Stock Purchase Agreement.

We believe that the Form 8-K allegations that DS Mexico has not made required royalty payments are false, or at a minimum misleading. To our knowledge there are no royalty or license agreements between DS Mexico and the Company. Any royalty payments would be required to be made by the Company, not DS Mexico. DS Mexico, as a wholly owned subsidiary of the Company, makes distributions to the Company in the form of dividends that the Company would then use to make any royalty payments. The Company cannot blame DS Mexico, and Mr. Tamez Gutierrez, for not making royalty payments that it was obligated to make. Finally, as DS Mexico is a wholly-owned subsidiary of the Company, any royalties would just be intercompany and would not affect the Company’s obligations to Mr. Tamez Gutierrez.

Following the commencement of the Offer, it has come to the Bidders’ attention that the Company has sold substantially all of its assets to EverCare Prohealth Technogies (“ECPT”). We believe that ECPT is an affiliate of the Company and the Bidders do not believe that the appropriate independent board approval and shareholder approval was obtained pursuant to Florida law, and therefore believes that the sale of the assets was a breach of fiduciary duty by the Board of Directors of the Company. The Bidders are currently gathering additional information regarding this transaction and will consider bringing a derivative action with respect to the breach of fiduciary duty claim in connection with the sale of substantially all the assets.

The Company made several proposals in the Form 8-K regarding returning the Company to profitability. The Bidders believe that such proposals have no basis and the Company has not provided shareholders any information upon which the viability of these proposals nor the potential impact on the financial condition of the Company can be evaluated. The Company has not filed its required SEC reports, including the Form 10-Q for the quarter ended September 30, 2017 and March 31, 2018 nor the Form 10-K for the year ended December 31, 2017, and as a result, there is no available information about the current financial condition of the Company.

The Bidders continue to be concerned about the management of the Company in light of the failure by its Chairman to comply with his required SEC filings. On May 15, 2018, in connection with this Offer, the Company provided its list of registered shareholders (“Registered Shareholder List”) to the Bidders. The Registered Shareholder List indicates that the Company’s current Chairman, Myron Lewis, owns 2,250,000 Shares (or 6.385%) of the Company’s’ outstanding common stock. Mr. Lewis has never filed a Form 3, disclosing his ownership position in the Company when he became a director. However, in the Company’s Form 10-K, for the year ended December 31, 2016, filed with the SEC on March 31, 2017 (the “2016 Form 10-K”), the Company indicated that Mr. Lewis did not beneficially own any Shares. Furthermore, the 2016 Form 10-K did not state the amount, if any, of any stock options or other derivatives that may have been held by Mr. Lewis. However, somehow Mr. Lewis’ ownership has now reached 2.25 million Shares and yet he has failed to file any Section 16 filings indicating to shareholders when or at what price these Shares were acquired. Furthermore, he has not filed his Schedule 13D required for holders of more than 5% of the Company’s issued and outstanding Shares.

Related Party Transactions. In 2015, DS Healthcare sold $38,585 worth of products to an entity in Brazil in which Mr. Tamez Gutierrez owns an interest.

In 2016 and 2017, DS Healthcare sold $171,858 and $208,272 worth of products to an entity in Spain in which Mr. Tamez Gutierrez owned an interest. DS Healthcare reports its account receivable balance as $659,912 and $488,054, as of June 30, 2017 and December 31, 2016, respectively.

As of June 30, 2017, DS Healthcare recorded a $129,200 liability due to Mr. Tamez Gutierrez relating to his Profit Participation.

11. Purpose of the Offer; Plans for DS Healthcare; The CVR Agreement.

Purpose of the Offer. We are making the Offer in order to acquire a significant ownership interest in DS Healthcare so that we are able to control DS Healthcare and DS Healthcare’s business, while also providing liquidity to shareholders who desire to tender.

DS Healthcare has historically experienced operating losses and its independent auditors have expressed substantial doubt about its ability to continue as a going concern primarily as a result of its recurring losses from operations, negative cash flows and accumulated deficit. As of June 30, 2017 (the last quarter for which DS Healthcare filed a Form 10-Q with the SEC), DS Healthcare had an accumulated deficit of $29.1 million. For fiscal years ended December 31, 2015 and 2016, DS Healthcare had a net loss of $10.7 million and $6.9 million, respectively, and has historically incurred losses. In addition, for the six months ended June 30, 2016 and June 30, 2017 there were net losses of $1.6 million and $2.3 million, respectively. As a result of its continued deteriorating financial condition, we believe that DS Healthcare is unable to pay its outstanding liabilities when due, which we believe will further adversely impact its results of operations, financial condition and ability to continue as a going concern.

Plans for DS Healthcare. As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into DS Healthcare under the FBCA, with DS Healthcare as the surviving corporation in the merger and thereby becoming a subsidiary of Parent. If Parent and its affiliates own at least 80% of the outstanding Shares following the Offer, Purchaser will complete the Merger without any vote on the Merger by the holders of Shares through the “short-form” procedures available under Section 607.1104 of the FBCA. As a result of the Merger, each outstanding Share (other than Shares (i) owned by us or any subsidiary of DS Healthcare and (ii) held by DS Healthcare shareholders who properly demanded and perfected their dissenters’ rights under Florida law) will be converted into the right to receive the Offer Price in cash. Following the Merger, DS Healthcare will cease to be a publicly traded company.

If we acquire control of DS Healthcare, we will not require DS Healthcare to pay Mr. Tamez Gutierrez all amounts due to him under the Performance Agreement and Employment Agreement and issue the shares of DS Mexico owed to him, as described in Section 10—“Background of the Offer; Past Contacts or Negotiations with DS Healthcare.”

If we acquire control of DS Healthcare, we will assess the roles and contributions of each member of the Board and management and decide whether any positions should be replaced with directors which we believe will satisfy their fiduciary duties, provide better oversight of DS Healthcare, DS Healthcare’s management, and DS Healthcare’s compensation policies and take appropriate action as directors to maximize shareholder value and otherwise act in the best interests of all DS Healthcare’s shareholders.

Further, if we acquire control of DS Healthcare, we intend to utilize control to influence DS Healthcare’s management, policies, and practices and effect positive change, improve DS Healthcare’s performance and realize value for shareholders. Whether or not the Offer is consummated, we intend to hold DS Healthcare’s officers and directors accountable for performance, oversight, and DS Healthcare’s compensation and governance policies and practices.

If Purchaser acquires less than all of the outstanding Shares pursuant to the Offer, Purchaser may, subsequent to the consummation of the Offer, depending on the numbers of Shares so acquired and other factors relevant to its equity interest in DS Healthcare, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer, or one or more similar or other transactions or a combination of the foregoing transactions on such terms and at such prices as determined by Purchaser, in its sole discretion. Purchaser may acquire Shares subsequent to the consummation of the Offer at prices that are higher or lower than the Offer Price and may involve different types of consideration from that paid in the Offer.

We have reviewed, and plan to continue to review, on the basis of publicly available information and information developed independently by or on behalf of the Offerors, various possible business strategies and alternatives that we may consider in the event that Purchaser acquires a majority equity interest or the entire equity interest in DS Healthcare. If Purchaser acquires control of DS Healthcare or otherwise obtains access to the books and records of DS Healthcare, we intend to conduct a detailed review of DS Healthcare and DS Healthcare’s assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management, and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, without limitation, changes in DS Healthcare’s business, facility locations, corporate structure, marketing strategies, capitalization, management, dividend policy, or all of the foregoing or any combination of the foregoing.

If the Offer expires or is terminated or otherwise not consummated for any reason, Purchaser may continue seeking to acquire control of, and a majority equity interest or the entire equity interest in, DS Healthcare and may also continue seeking maximum representation on DS Healthcare’s Board and control of DS Healthcare’s Board, in any case, as soon as practicable or at DS Healthcare’s next annual shareholder meeting or any subsequent annual or special shareholder meeting or at each such meeting until Purchaser ultimately obtains control of DS Healthcare.

Purchaser reserves the right to dispose of any and all Shares acquired prior to the Offer and any and all Shares that may be acquired pursuant to the Offer or subsequent to the consummation, termination, or expiration of the Offer.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in DS Healthcare and will no longer participate in the future growth of DS Healthcare.

The Contingent Value Rights Agreement.

The Contingent Value Rights Agreement establishes the terms, policies and procedures by which those former shareholders entitled to any of the proceeds from the Litigation will be paid.

Pursuant to the Contingent Value Rights Agreement, if DS Healthcare receives any proceeds from the Litigation, Parent shall cause to be delivered to the rights agent as soon as reasonably practicable but no more than twenty (20) business days after the day that DS Healthcare receives the proceeds a notice (the “CVR Notice”) that (i) states the amount of proceeds from Litigation received by DS Healthcare, (ii) indicates that the CVR holders are entitled to receive their applicable CVR payment amount, and (iii) states the amount of the applicable CVR payment amount. The rights agent shall promptly (and in no event later than five (5) business days after receipt thereof by the rights agent) send to each CVR holder at his or her address set forth in the CVR register a copy of the CVR Notice. Parent shall then promptly establish a CVR payment date with respect to such CVR payment amount that is within fifteen (15) days following the date of delivery of the CVR Notice. On the CVR payment date, the rights agent shall then pay the applicable amount to each of the CVR holders, which shall be an amount in cash equal to the product of the applicable CVR payment, if any, and the number of CVRs held by such CVR holder.

Any rights to the CVR payments under the CVRs as evidenced by the Contingent Value Rights Agreement are contractual rights only, will not be evidenced by any certificate or other instrument and will not be assignable or transferable except (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company and (vi) pursuant to each CVR holder’s right to abandon all of such CVR holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Upon any payment of the CVR payment to the person identified in the appropriate portion of a letter of transmittal, Parent’s obligations with respect thereto will be fully discharged.

The Contingent Value Rights Agreement provides that the persons entitled to CVR payments are intended beneficiaries of the Contingent Value Rights Agreement. However, the enforcement of the rights of those persons is limited for certain purposes. Certain amendments to the Contingent Value Rights Agreement that do not, individually or in the aggregate, adversely affect the interests of the CVR holders, may be made unilaterally by Parent with such determination to be made by the Parent in its sole discretion; other amendments require the consent of a majority of the outstanding CVRs as set forth in the CVR register. Examples of amendments to the Contingent Value Rights Agreement that may be made unilaterally by Parent include (i) adding covenants that further protect CVR holders, (ii) curing ambiguities or correcting defective provisions therein, or (iii) adding language necessary to ensure that CVRs are not subject to registration under the federal securities laws.

A list of all persons entitled to receive any CVR payments will be maintained by the rights agent. When and if any CVR payments become due, Parent shall cause the rights agent to pay the applicable amounts due based on this list. CVR payments will be made by check mailed to the address of each person entitled to CVR payments as reflected on such list or, with respect to persons that are due amounts in excess of $1,000,000 in the aggregate who have provided Parent with wire transfer instructions in writing, by wire transfer. Parent, DS Healthcare and the rights agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to the Contingent Value Rights Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law and any legal fees associated with the Litigation. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes as having been paid to the CVR holder in respect of which such deduction and withholding was made.

12. Certain Effects of the Offer.

Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of holders of Shares would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. Following the Offer, Purchaser intends to execute a Merger, including a short-form merger pursuant to the merger provisions of Section 607.1104 of the FBCA, which would cause the Shares to no longer be publicly traded.

OTC Markets Listing. The Shares are currently traded on OTC Markets under the symbol “DSKX.” Following the Offer, Purchaser intends to execute a Merger, including a short-form merger pursuant to the merger provisions of Section 607.1104 of the FBCA, which would cause the Shares to no longer be publicly traded.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. As a result, DS Healthcare currently files periodic reports with the SEC. Following the Offer, Purchaser intends to execute a Merger, including a short-form merger pursuant to the merger provisions of Section 607.1104 of the FBCA, which would cause the Shares to no longer be registered under the Exchange Act.

Margin Regulations. The Shares are not currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of prohibiting brokers from extending credit using the Shares as collateral. The Offer will have no impact on such designation and broker behavior.

13. Dividends and Distributions.

If, on or after the date of this Offer to Purchase, DS Healthcare should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase, of Stock Options, Warrants, and Restricted Stock Units outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under Section 14—“Conditions to the Offer”, we may, in our reasonable discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

If, on or after the date of this Offer to Purchase, DS Healthcare should declare or pay any dividend on the Shares or any distribution with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on DS Healthcare’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under Section 14—“Conditions to the Offer,” (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for our account and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary and Information Agent for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our reasonable discretion.

14. Conditions to the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment, purchase, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), or pay for, and may delay the acceptance for payment or the payment for any Shares tendered pursuant to the Offer, and may terminate the Offer, if, at or prior to the Expiration Date, the Minimum Tender Condition has not been satisfied or any of the following conditions shall occur:

(a)

a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by Purchaser; (ii) imposes or confirms limitations on the ability of Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s shareholders; (iii) imposes or confirms limitations on the ability of Purchaser to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all tendered Shares which it accepts for payment; (iv) requires divestiture by Purchaser of any Shares; or (v) renders the Contingent Value Rights Agreement unenforceable in any material respect;

(b)

there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

(c)

there shall be any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to DS Healthcare by any federal or state court, government or governmental authority or agency, which would have a material adverse effect upon DS Healthcare or the value of the Shares resulting from a change of control in DS Healthcare;

(d)

there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(e)

there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;

(f)

Purchaser shall have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its entities with the SEC which Purchaser shall have determined in its reasonable judgment is materially adverse to DS Healthcare;

(g)

there shall have occurred since the date of the Offer to Purchase, any change in the compensation paid or payable by DS Healthcare or its entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of a termination of employment or change of control;

(h)

any change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects for the business of DS Healthcare which is outside the ordinary course of DS Healthcare’s business or may be materially adverse to DS Healthcare, or Purchaser shall have become aware of any fact that has not been previously publicly disclosed by DS Healthcare that could reasonably be expected to have a material adverse effect on the value of the Shares;

(i)

DS Healthcare shall have: (i) issued, or authorized or proposed the issuance of, any securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities; or (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares;

(j)

DS Healthcare, or its board of directors or any of DS Healthcare’s subsidiary entities or any governing body thereof shall have authorized, proposed or announced its intention to propose any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization or indebtedness, or any comparable event not in the ordinary course of business;

(k)	a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than Purchaser; or

(l)

if applicable, all waiting periods and any extensions thereof applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, shall not have expired or terminated.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser, in its sole discretion, regardless of the circumstances (including, without limitation, any action or omission by DS Healthcare) giving rise to any such conditions or, subject to the Offer remaining open for a minimum period of time following waiver of a material condition as required by the rules and regulations of the SEC, may be waived by Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. To the extent permitted by the rules and regulations of the SEC which require the satisfaction or waiver of conditions prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon any governmental or regulatory approval), the failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed to be a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Adjustments to Prevent Dilution.

In the event that, between the date hereof and the Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer will be appropriately and proportionately adjusted.

16. Certain Legal Matters; Regulatory Approvals.

General

Except as described herein, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described herein, based on its examination of publicly available information filed by DS Healthcare with the SEC and other publicly available information concerning DS Healthcare, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to DS Healthcare’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to DS Healthcare’s business, or certain parts of DS Healthcare’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 14—“Conditions to the Offer.”

State Takeover Statutes

A number of states (including Florida, where DS Healthcare is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, shareholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, we believe there are reasonable bases for contesting such laws.

Section 607.0901 of the FBCA provides that, unless a specified exception is met, an interested shareholder (i.e., a person owning 10% or more of a corporation’s outstanding voting stock) may not engage in an “affiliated transaction” (including, among other things, a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by an affirmative vote at least two-thirds of the voting shares of the Florida corporation excluding the shares beneficially owned by the interested shareholder.

Section 607.0902 of the FBCA provides that shares of publicly-held Florida corporations that are acquired in a “control share acquisition” generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquiror to have voting power within the following ranges or to move upward from one range into another: (i) one-fifth, but less than one-third; (ii) one-third, but less than a majority; or (iii) a majority or more of such votes.

The restrictions imposed by Sections 607.0901 and 607.0902 of the FBCA are not applicable because DS Healthcare has opted-out of Section 607.0901 and 607.0902 of the FBCA in its Articles of Incorporation.

Purchaser is not aware of any state takeover laws or regulations that are applicable to the Offer and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 14—“Conditions to the Offer.”

Antitrust

We believe that the consummation of the Offer will not violate any antitrust laws, however, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in an injunction or order, Purchaser may not be obligated to consummate the Offer. See Section 14 – “Conditions to the Offer.”

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. You cannot exercise appraisal rights at this time. If you sell your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17. Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

As part of the services included in such retention, the Depositary and Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws. The Offer is being made to all holders of DS Healthcare Shares, wherever located.

No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by DS Healthcare pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the DS Healthcare Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. or may be accessed electronically on the SEC’s website at www.sec.gov in the manner described in Section 7—“Certain Information Concerning DS Healthcare—Available Information” and are available from the Depositary and Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

Parent. Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent. The business address of each director and executive officer of Parent is 1451 Brickell Ave., Unit 2701, Miami, FL 33131.

During the past five years, none of Parent or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Country of Citizenship	Principal Occupations within Previous Five Years	Manager Since
Name: Fernando Tamez Gutierrez Citizenship: Mexico and Spain

Mr. Tamez Gutierrez is currently a director of Purchaser and a manager of Parent. He has also been the President and a director of Devine Skin Laboratories, S.A. D.E. C.V. (“DS Mexico”), since 2009. DS Healthcare acquired DS Mexico in November 2012. From November 2016 through June 2017, Mr. Tamez Gutierrez acted as DS Healthcare’s interim Chief Operating Officer. From June 30, 2017 to November 16, 2017, Mr. Tamez Gutierrez was DS Healthcare’s Chief Operating Officer. On November 16, 2017, Mr. Tamez Gutierrez resigned as Chief Operating Officer of DS Healthcare, but remained President of DS Mexico.

Mr. Tamez Gutierrez graduated from Universidad La Salle Facultad Mexicana de Medicina (La Salle University Mexico, School of Medicine) in 2006 with a medical degree and graduated from Universidad Iberoamericana in 2009 with a degree in business administration.

April, 2018
Name: Miguel Gomez Mont Citizenship: Mexico

Mr. Gomez Mont is currently a director of Purchaser and a manager of Parent. He is also currently the CEO and Founder of Mongavi. Mr. Gomez Mont was the Director of Mexican “Fondo Nacional del Fomento al Turismo” (Fonatur) from 2006 to 2010, Member of Confederación de Cámaras Industriales de los Estados Unidos Mexicanos (Concamin) from 2002 to 2007, Founder of the Comisión Nacional de Vivienda (Conavi) from 2002 to 2006, as well as Adviser of Instituto del Fondo Nacional de la Vivienda para los Trabajadores (Infonavit) from 2002 to 2004. Mr. Gomez Mont was Founder, and from 1986 to 2006 he was the Executive Vice President, of “Corporación GEO,” the first corporation in the housing sector in Mexico listed in the Mexican stock market.

Mr. Gomez Mont graduated from Universidad Iberoamericana in 1971 with a degree in industrial engineering and graduated from Institutito Tecnologico y de Estudios Superiores de Monterrey with a degree in business administration.

April, 2018

A-1

Name: Sergio Napoleon Rodriguez Morales Citizenship: Mexico

Sergio Napoleon Rodriguez Morales is currently a manager of Medilogistics LLC. Since 2012, he has been Director General of Mongavi, SAPI de CV, where he participates in the decision making of new investments and projects, monitors and authorizes budget and cash flow, is a member of the investment and finance committee and manages 13 companies. From 2012 to 2016, he was Manager and Director of Administration and Finance of Mongavi, SAPI de CV.

April, 2018
Name: Antonio Alberto Barlett Citizenship: United States

Antonio A. Bartlett is currently a manager of Medilogistics LLC. In January 2016, Mr. Bartlett retired from Ernst & Young, where he served as Account Manager under the Fiduciary Tax Outsourcing Unit. Mr. Bartlett also managed the Tax Division for Trust Services of America, with the responsibility of filing over 5,000 tax returns and settlement of estates and inheritance tax returns with the Internal Revenue Service Estate Tax Audit Division. He served as Controller during the formation of TSA Capital Management Services, a subsidiary of TSA and also managed the Real Estate Unit and the Personal Finance Services Division of the Trust Department for Sanwa Bank California. Mr. Bartlett has over 48 years of trust administration and tax experience.

April, 2018
Carlos Arnaus Martin Citizenship: Mexico	Carlos Arnaus Martin is currently a manager of Medilogistics LLC. Since September 2011, he has been an Attorney at the law firm of Garcia Velasco, Martinez De Velasco Y De Luca, S.C.	April, 2018

Purchaser. Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Purchaser. The business address of each director and executive officer of Purchaser is 1451 Brickell Ave., Unit 2701, Miami, FL 33131.

During the past five years, none of Purchaser or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Fernando Tamez Gutierrez Citizenship: Mexico and Spain	See above.	April, 2018
Name: Miguel Gomez Mont Citizenship: Mexico	See above.	April, 2018

A-2

Questions? Need Help Tendering?

Please contact our Depositary and Information Agent, Kingsdale Advisors

CONTACT US:

—————————————————————————

North American Toll Free Phone:

1-866-229-8651

—————————————————————————

E-mail: contactus@kingsdaleadvisors.com

Fax: 416-867-2271
Toll Free Fax: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

LETTER OF TRANSMITTAL
TO TENDER SHARES OF COMMON STOCK
OF
DS HEALTHCARE GROUP, INC.
AT
$0.07 NET PER SHARE, PLUS ONE CONTINGENT VALUE RIGHT PER SHARE REPRESENTING THE RIGHT TO AN AMOUNT EQUAL TO 80% OF ANY POTENTIAL PROCEEDS FROM A PENDING LAWSUIT
BY

MEDILOGISTICS CORP.,

A WHOLLY-OWNED SUBSIDIARY OF

MEDILOGISTICS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 5, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Depositary and Information Agent for the Tender Offer is:

Kingsdale Advisors

By Certified, Express or First Class Mail:	By Registered Mail or by Overnight Courier:
KINGSDALE ADVISORS 130 King Street West, Suite 2950 P.O. Box 361 Toronto, Ontario M5X 1E2	KINGSDALE ADVISORS 130 King Street West, Suite 2950 Toronto, Ontario M5X 1E2

Delivery of this Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary and Information Agent (as defined below). You must sign this Letter of Transmittal in the appropriate space provided therefor below, with signature guaranteed, if required, and complete the IRS Form W-9 included in this Letter of Transmittal, if required. The instructions set forth in this Letter of Transmittal should be read carefully before you tender any of your Shares (as defined below) into the Offer (as defined below).

1

DESCRIPTION OF SHARES TENDERED
Name(s) and Address(es) of Registered Holder(s) (Please Fill in, if Blank, Exactly as Name(s) Appear(s) on Share Certificate(s))	Shares Tendered (Attach additional signed list, if necessary)
	Share Certificate Number(s)(1)	Total Number of Shares Represented by Share Certificate(s)(1)	Total Number of Shares Represented by Book Entry (Electronic Form) Tendered	Total Number of Shares Tendered(2)

Total Shares

(1)

Need not be completed by shareholders tendering by book-entry transfer.

(2)

Unless a lower number of Shares to be tendered is otherwise indicated, it will be assumed that all Shares described above are being tendered. See Instruction 4.

The Offer is not being made to (and no tenders will be accepted from or on behalf of holders) of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

2

This Letter of Transmittal is to be used by shareholders of DS Healthcare Group, Inc., a Florida corporation (“DS Healthcare”) (i) if certificates for Shares (“Share Certificates”) are to be forwarded herewith or (ii) if delivery of Shares is to be made by book-entry transfer to an account maintained by the Depositary and Information Agent at the Depository Trust Company (“DTC”), unless an Agent’s Message (as defined in Instruction 2) is utilized in lieu of this Letter of Transmittal, and in any case in accordance with the procedures set forth in Section 3 of the Offer to Purchase.

Shareholders whose Share Certificates are not immediately available, or who cannot complete the procedure for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the Depositary and Information Agent prior to the Expiration Date, must tender their Shares according to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase in order to participate in the Offer. See Instruction 2. Delivery of documents to DTC does not constitute delivery to the Depositary and Information Agent.

IF ANY OF THE SHARE CERTIFICATES THAT YOU OWN HAVE BEEN LOST OR DESTROYED,
SEE INSTRUCTION 11 OF THIS LETTER OF TRANSMITTAL

☐ CHECK HERE IF YOU HAVE LOST YOUR SHARE CERTIFICATE(S) AND REQUIRE ASSISTANCE IN OBTAINING REPLACEMENT CERTIFICATE(S). BY CHECKING THIS BOX, YOU UNDERSTAND THAT YOU MUST CONTACT DS HEALTHCARE’S TRANSFER AGENT TO OBTAIN INSTRUCTIONS FOR REPLACING LOST CERTIFICATES. SEE INSTRUCTION 11.

☐ CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND INFORMATION AGENT AND COMPLETE THE FOLLOWING:

Name(s) of Tendering Shareholder(s): ___________________________________________________________
Window Ticket Number (if any): _______________________________________________________________
Date of Execution of Notice of Guaranteed Delivery: _______________________________________________
Name of Eligible Institution that Guaranteed Delivery: ______________________________________________

3

NOTE: SIGNATURES MUST BE PROVIDED BELOW.
PLEASE READ ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

The undersigned hereby tenders to Medilogistics Corp., a Florida corporation (“Purchaser”), a wholly-owned subsidiary of Medilogistics, LLC, a Delaware limited liability corporation (“Parent”), formed by bidders Fernando Tamez Gutierrez and Miguel Gomez Mont, common stock, par value $0.001 per share (“Shares”), of DS Healthcare Group, Inc., a Florida corporation (“DS Healthcare”), pursuant to Purchaser’s offer to purchase all outstanding Shares, at a purchase price of $0.07 per Share, net to the tendering shareholder in cash, without interest and less any required withholding taxes, plus one contingent value right per Share, representing the right to receive an amount equal to 80% of any potential proceeds from a malpractice lawsuit that DS Healthcare has brought against third-party defendants, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and restated on May 21, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), receipt of which is hereby acknowledged, this Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) and the Contingent Value Rights Agreement, to be entered into by DS Healthcare, Parent, and Purchaser (the “Contingent Value Rights Agreement,” and, together with this Letter of Transmittal and the Offer to Purchase, the “Offer”). The undersigned understands that Purchaser reserves the right to transfer or assign in whole or in part from time to time to Parent or one or more of Parent’s direct or indirect wholly-owned subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the undersigned’s right to receive payment for the Shares validly tendered and not withdrawn pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended) and subject to, and effective upon, acceptance for payment of Shares validly tendered herewith and not properly withdrawn prior to the Expiration Date in accordance with the terms of the Offer, the undersigned hereby (a) sells, assigns and transfers to, or upon the order of, Purchaser all right, title and interest in and to all Shares that are being tendered hereby (and all dividends, distributions, rights, other Shares or other securities issued or issuable in respect thereof on or after  June 5, 2018 (“Distributions”)), (b) waives any and all rights with respect to the Shares, (c) releases and discharges Purchaser and its former, current or future directors, officers, employees, agents, representatives, and controlling persons or any affiliate thereof from any and all claims or causes of action of any kind that arise out of or are based upon the holder’s ownership or acquisition of the Shares and (d) irrevocably constitutes and appoints Kingsdale Advisors (the “Depositary and Information Agent”) the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares (and all Distributions), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest in the Shares tendered by this Letter of Transmittal), to (i) deliver Share Certificates representing such Shares (and all Distributions) or transfer ownership of such Shares (and all Distributions) on the account books maintained by the Depositary and Information Agent, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Purchaser, (ii) present such Shares (and all Distributions) for transfer on the books of DS Healthcare and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and all Distributions), all in accordance with the terms and subject to the conditions of the Offer.

By executing this Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message), the undersigned hereby irrevocably appoints the Depositary and Information Agent and any other person designated in writing by Purchaser as the true and lawful agent, attorney, attorney-in-fact and proxy of the undersigned, each with full power of substitution, (i) to vote at any annual or special meeting of DS Healthcare’s shareholders or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or its, his or her substitute shall in its, his or her sole discretion deem proper with respect to, (ii) to execute any written consent concerning any matter as each such attorney-in-fact and proxy or its, his or her substitute shall in its, his or her sole discretion deem proper with respect to and (iii) to otherwise act as each such attorney-in-fact and proxy or its, his or her substitute shall in its, his or her sole discretion deem proper with respect to, all Shares (and all Distributions) tendered hereby and accepted for payment by Purchaser. This appointment will be effective if and when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. This power of attorney and proxy are irrevocable and are granted in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer. Such acceptance for payment shall, without further action, revoke any prior powers of attorney and proxies granted by the undersigned at any time with respect to such Shares (and all Distributions), and no subsequent powers of attorney, proxies, consents or revocations may be given by the undersigned with respect thereto (and, if given, will not be deemed effective). Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares (and all Distributions), including voting at any meeting of DS Healthcare’s shareholders.

4

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer any and all Shares tendered hereby (and all Distributions) and that, when the same are accepted for payment by Purchaser, Purchaser will acquire good, marketable and unencumbered title to such Shares (and all Distributions), free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claims. The undersigned hereby represents and warrants that the undersigned is the registered owner of the Shares, or the Share Certificate(s) have been endorsed to the undersigned in blank, or the undersigned is a participant in the Depositary and Information Agent whose name appears on a security position listing as the owner of the Shares. The undersigned will, upon request, execute and deliver any additional documents deemed by the Depositary and Information Agent or Purchaser to be necessary or desirable to complete the sale, assignment and transfer of any and all Shares tendered hereby (and all Distributions). In addition, the undersigned shall promptly remit and transfer to the Depositary and Information Agent for the account of Purchaser all Distributions in respect of any and all Shares tendered hereby, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof, Purchaser shall be entitled to all rights and privileges as owner of each such Distribution and may deduct from the purchase price of Shares tendered hereby the amount or value of such Distribution as determined by Purchaser in its sole discretion.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned. Except as stated in the Offer to Purchase, this tender is irrevocable.

The undersigned hereby acknowledges that delivery of any Share Certificate shall be effected, and risk of loss and title to such Share Certificate shall pass, only upon the proper delivery of such Share Certificate to the Depositary and Information Agent.

The undersigned understands that the valid tender of Shares pursuant to any of the procedures described in the Offer to Purchase and in the Instructions hereto will constitute the undersigned’s acceptance of the terms and conditions of the Offer. Purchaser’s acceptance of such Shares for payment will constitute a binding agreement between the undersigned and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions of any such extension or amendment). The undersigned recognizes that under certain circumstances set forth in the Offer, Purchaser may not be required to accept for exchange any Shares tendered hereby.

Unless otherwise indicated under “Special Payment Instructions,” please issue the check for the purchase price of all of Shares purchased and, if appropriate, return any Share Certificates not tendered or accepted for payment in the name(s) of the registered holder(s) appearing above under “Description of Shares Tendered.” Similarly, unless otherwise indicated under “Special Delivery Instructions,” please mail the check for the purchase price of all Shares purchased and, if appropriate, return any Share Certificates not tendered or not accepted for payment (and any accompanying documents, as appropriate) to the address(es) of the registered holder(s) appearing above under “Description of Shares Tendered.” In the event that the boxes entitled “Special Payment Instructions” and “Special Delivery Instructions” are both completed, please issue the check for the purchase price of all Shares purchased and, if appropriate, return any Share Certificates not tendered or not accepted for payment (and any accompanying documents, as appropriate) in the name(s) of, and deliver such check and, if appropriate, return any such Share Certificates (and any accompanying documents, as appropriate) to, the person(s) so indicated. Unless otherwise indicated herein in the box entitled “Special Payment Instructions,” please credit any Shares tendered herewith by book-entry transfer that are not accepted for payment by crediting the account at DTC. The undersigned recognizes that Purchaser has no obligation, pursuant to the “Special Payment Instructions,” to transfer any Shares from the name of the registered holder thereof if Purchaser does not accept for payment any of such Shares so tendered.

TO RECEIVE ASSISTANCE IN OBTAINING NECESSARY DOCUMENTS TO REPLACE YOUR LOST SHARE CERTIFICATES PLEASE CALL: KINGSDALE ADVISORS, OUR DEPOSITARY AND INFORMATION AGENT, AT 1-866-229-8651. (TOLL FREE IN NORTH AMERICA), OR 416-867-2271 (COLLECT CALLS OUTSIDE NORTH AMERICA), OR BY EMAIL AT CONTACTUS@KINGSDALEADVISORS.COM

5

SPECIAL PAYMENT INSTRUCTIONS
(See Instructions 1, 5, 6 and 7)

To be completed ONLY if the check for the purchase price of Shares accepted for payment and/or Share Certificates not tendered or not accepted for payment are to be issued in the name of someone other than the undersigned.

Issue ☐ Check and/or ☐ Share Certificates to:

Name
(Please Print)

Address
(Include Zip Code)

(Taxpayer Identification or Social Security No.) (Also Complete IRS Form W-9 Included Herein)

6

SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 1, 5, 6 and 7)

To be completed ONLY if the check for the purchase price of Shares accepted for payment and/or Share Certificates not tendered or not accepted are to be mailed to someone other than the undersigned or to the undersigned at an address other than that shown above.

Mail ☐ Check and/or ☐ Share Certificates to:

Name
(Please Print)

Address
(Include Zip Code)

(Taxpayer Identification or Social Security No.) (Also Complete IRS Form W-9 Included Herein)

7

IMPORTANT
SHAREHOLDER: SIGN HERE
(PLEASE COMPLETE AND RETURN THE IRS FORM W-9 INCLUDED IN THIS LETTER OF
TRANSMITTAL OR AN APPLICABLE IRS FORM W-8)

Signature(s) of Holder(s) of Shares
Dated __________________
Name
(Please Print)

Address

(Includes Zip Code)
Area Code and Telephone No.

Email

Tax Identification or Social Security No. (See IRS Form W-9 included herein)

Must be signed by registered holder(s) exactly as name(s) appear(s) on Share Certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by Share Certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

8

GUARANTEE OF SIGNATURE(S)
(IF REQUIRED—SEE INSTRUCTIONS 1 AND 5)

Authorized Signature

Name

Name of Firm

Address
(Include Zip Code)
Area Code and Telephone No.

Dated _______________
Signature Guarantee Stamp

9

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.

Guarantee of Signatures.

No signature guarantee is required on this Letter of Transmittal (a) if this Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Instruction 1, includes any participant in DTC’s systems whose name(s) appear(s) on a security position listing as the owner(s) of Shares) of Shares tendered herewith, unless such registered holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on this Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the U.S. Securities Exchange Act of 1934, as amended (each, an “Eligible Institution”). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5.

2.

Requirements of Tender.

No alternative, conditional or contingent tenders will be accepted. In order for Shares to be validly tendered pursuant to the Offer, one of the following procedures must be followed:

For Shares held as physical certificates, the Share Certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by this Letter of Transmittal, must be received by the Depositary and Information Agent at one of its addresses set forth on the front page of this Letter of Transmittal before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Share Certificates representing Shares, this Letter of Transmittal and other documents must be received before the expiration of the subsequent offering period).

For Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of this Letter of Transmittal, and any other required documents, must be received by the Depositary and Information Agent at one of its addresses set forth on the front page of this Letter of Transmittal, and such Shares must be delivered according to the book-entry transfer procedures (as set forth in Section 3 of the Offer to Purchase) and a timely confirmation of a book-entry transfer of Shares into the Depositary and Information Agent’s account (a “Book-Entry Confirmation”) must be received by the Depositary and Information Agent, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case this Letter of Transmittal or an Agent’s Message in lieu of this Letter of Transmittal, and other documents must be received before the expiration of the subsequent offering period).

Shareholders whose Share Certificates are not immediately available, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver all other required documents to the Depositary and Information Agent prior to the Expiration Date, may tender their Shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase. Pursuant to such procedure: (i) such tender must be made by or through an Eligible Institution, (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, must be received by the Depositary and Information Agent prior to the Expiration Date and (iii) Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with this Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either this Letter of Transmittal or an Agent’s Message in lieu of this Letter of Transmittal), and any other documents required by this Letter of Transmittal, must be received by the Depositary and Information Agent within two trading days after the date of execution of such Notice of Guaranteed Delivery. A Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and Information Agent and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Information Agent by a participant by means of the confirmation system of DTC.

10

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Information Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of this Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

The method of delivery of Shares, this Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered (and the risk of loss of Share Certificates will pass) only when actually received by the Depositary and Information Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

No fractional Shares will be purchased. By executing this Letter of Transmittal, the tendering shareholder waives any right to receive any notice of the acceptance for payment of Shares.

3.

Inadequate Space.

If the space provided herein is inadequate, Share Certificate numbers, the number of Shares represented by such Share Certificates and/or the number of Shares tendered should be listed on a signed separate schedule attached hereto.

4.

Partial Tenders (Not Applicable to Shareholders who Tender by Book-Entry Transfer).

If fewer than all Shares represented by any Share Certificate delivered to the Depositary and Information Agent are to be tendered, fill in the number of Shares that are to be tendered in the box entitled “Total Number of Shares Tendered.” In such case, a new certificate for the remainder of Shares represented by the old certificate will be sent to the person(s) signing this Letter of Transmittal, unless otherwise provided in the appropriate box on this Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. All Shares represented by Share Certificates delivered to the Depositary and Information Agent will be deemed to have been tendered unless otherwise indicated.

5.

Signatures on Letter of Transmittal; Stock Powers and Endorsements.

(a) Exact Signatures. If this Letter of Transmittal is signed by the registered holder(s) of Shares tendered hereby, then the signature(s) must correspond with the name(s) as written on the face of such Share Certificates for such Shares without alteration, enlargement or any change whatsoever.

(b) Holders. If any Shares tendered hereby are held of record by two or more persons, then all such persons must sign this Letter of Transmittal.

(c) Different Names on Share Certificates. If any Shares tendered hereby are registered in different names on different Share Certificates, then it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Share Certificates.

(d) Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of Shares tendered hereby, then no endorsements of Share Certificates for such Shares or separate stock powers are required unless payment of the purchase price is to be made, or Shares not tendered or not purchased are to be returned, in the name of any person other than the registered holder(s). Signatures on any such Share Certificates or stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of Shares tendered hereby, then Share Certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear(s) on such Share Certificates for such Shares. Signature(s) on any such Share Certificates or stock powers must be guaranteed by an Eligible Institution. See Instruction 1.

11

If this Letter of Transmittal or any Share Certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other legal entity or other person acting in a fiduciary or representative capacity, then such person should so indicate when signing, and proper evidence satisfactory to the Depositary and Information Agent of the authority of such person so to act must be submitted. Proper evidence of authority includes a power of attorney, a letter testamentary or a letter of appointment.

6.

Stock Transfer Taxes.

Except as otherwise provided herein, Purchaser or any successor entity thereto will pay all stock transfer taxes with respect to the transfer and sale of any Shares to it or its order pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include United States federal income tax or backup withholding taxes). If, however, payment of the purchase price is to be made to, or if Share Certificate(s) for Shares not tendered or not accepted for payment are to be registered in the name of, any person(s) other than the registered holder(s), or if tendered Share Certificate(s) are registered in the name of any person(s) other than the person(s) signing this Letter of Transmittal, then the amount of any stock transfer taxes or other taxes required by reason of the payment to a person other than the registered holder(s) of such Share Certificate (in each case whether imposed on the registered holder(s) or such other person(s)) payable on account of the transfer to such other person(s) will be deducted from the purchase price of such Shares purchased unless evidence satisfactory to Purchaser of the payment of such taxes, or exemption therefrom, is submitted.

Except as provided herein, it will not be necessary for transfer tax stamps to be affixed to Share Certificate(s) evidencing the Shares tendered hereby.

7.

Special Payment and Delivery Instructions.

If a check is to be issued for the purchase price of any Shares tendered by this Letter of Transmittal in the name of, and, if appropriate, Share Certificates for Shares not tendered or not accepted for payment are to be issued to, any person(s) other than the signer of this Letter of Transmittal or if a check and, if appropriate, such Share Certificates are to be returned to any person(s) other than the person(s) signing this Letter of Transmittal or to an address other than that shown in this Letter of Transmittal, then the appropriate boxes on this Letter of Transmittal must be completed.

8.

IRS Form W-9 or IRS Form W-8.

To avoid backup withholding, a tendering shareholder that is a United States person (as defined for United States federal income tax purposes) is required to provide the Depositary and Information Agent with a correct Taxpayer Identification Number (“TIN”) on IRS Form W-9, which is included herein following “Important Tax Information” below, and to certify, under penalties of perjury, that such number is correct and that such shareholder is not subject to backup withholding of federal income tax, and that such shareholder is a United States person (as defined for United States federal income tax purposes). If the tendering shareholder has been notified by the United States Internal Revenue Service (“IRS”) that such shareholder is subject to backup withholding, such shareholder must cross out item (2) of the Certification section of the IRS Form W-9, unless such shareholder has since been notified by the IRS that such shareholder is no longer subject to backup withholding. Failure to provide the information on the IRS Form W-9 may subject the tendering shareholder to backup withholding on the payment of the purchase price of all Shares purchased from such shareholder. If the tendering shareholder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such shareholder should write “Applied For” in the space for the TIN on the IRS Form W-9, sign and date the IRS Form W-9 and sign and date the Certificate of Awaiting Taxpayer Identification Number under “Important Tax Information” below. If you write “Applied For” in the space for the TIN and the Depositary and Information Agent is not provided with a TIN by the time of payment, the Depositary and Information Agent will withhold a portion of all payments of the purchase price to such shareholder until a TIN is provided to the Depositary and Information Agent.

Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign shareholders that are not United States persons (as defined for United States federal income tax purposes) should submit an appropriate and properly completed applicable IRS Form W-8, a copy of which may be obtained from the Depositary and Information Agent, in order to avoid backup withholding. Such shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See the instructions enclosed with the IRS Form W-9 included in this Letter of Transmittal for more instructions.

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9.

Irregularities.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions to the Offer (other than the Minimum Tender Condition, as defined in the Offer to Purchase). No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Purchaser shall determine. None of Purchaser, the Depositary and Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including this Letter of Transmittal and the instructions hereto) will be determined by Purchaser in its sole discretion.

10.

Questions and Requests for Additional Copies.

The Depositary and Information Agent may be contacted at the address and telephone number set forth on the last page of this Letter of Transmittal for questions and/or requests for additional copies of the Offer to Purchase, this Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Such copies will be furnished promptly at Purchaser’s expense.

11.

Lost, Destroyed or Stolen Certificates.

If any Share Certificate representing Shares has been lost, destroyed or stolen, then the shareholder should promptly contact Kingsdale Advisors, at 1-866-229-8651 (toll-free in North America) or 416-229-8651 (collect call outside of North America, Banks and Brokers), regarding the requirements for replacement. The shareholder will then be instructed as to the steps that must be taken in order to replace such Share Certificate(s).

You may be required to post a bond to secure against the risk that the Share Certificate(s) may be subsequently recirculated. You are urged to contact the Transfer Agent immediately in order to receive further instructions and for a determination of whether you will need to post a bond and to permit timely processing of this documentation. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen Share Certificates have been followed.

Share Certificates evidencing tendered Shares, or a Book-Entry Confirmation into the Depositary and Information Agent’s account at DTC, as well as this Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (if utilized in lieu of this Letter of Transmittal in connection with a book-entry transfer), and any other documents required by this Letter of Transmittal, must be received before the Expiration Date, or the tendering shareholder must comply with the procedures for guaranteed delivery.

IMPORTANT TAX INFORMATION

Under United States federal income tax law, a shareholder who is a United States person (as defined for United States federal income tax purposes) surrendering Shares must, unless an exemption applies, provide the Depositary and Information Agent (as payer) with the shareholder’s correct TIN on IRS Form W-9, a copy of which is included in this Letter of Transmittal. If the shareholder is an individual, then the shareholder’s TIN is such shareholder’s Social Security number. If the correct TIN is not provided, then the shareholder may be subject to a $50 penalty imposed by the IRS and payments of cash to the shareholder (or other payee) pursuant to the Offer may be subject to backup withholding of a portion of all payments of the purchase price.

Certain shareholders (including, among others, corporations and certain foreign individuals and entities) may not be subject to backup withholding and reporting requirements. In order for an exempt foreign shareholder to avoid backup withholding, such person should complete, sign and submit an appropriate IRS Form W-8 signed under penalties of perjury, attesting to his, her or its exempt status. An IRS Form W-8 can be obtained from the Depositary and Information Agent. Such shareholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. Exempt shareholders, other than foreign shareholders, should furnish their TIN, check the “Exempt payee” box on the IRS Form W-9 and sign, date and return the IRS Form W-9 to the Depositary and Information Agent in order to avoid erroneous backup withholding. See the instructions enclosed with the IRS Form W-9 included in this Letter of Transmittal for additional instructions.

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If backup withholding applies, the Depositary and Information Agent is required to withhold and pay over to the IRS a portion (currently, 24%) of any payment made to a shareholder. Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS if required information is timely furnished to the IRS.

Purpose of IRS Form W-9

To prevent backup withholding on payments that are made to a shareholder that is a United States person with respect to Shares purchased pursuant to the Offer, the shareholder is required to notify the Depositary and Information Agent of the shareholder’s correct TIN by completing the IRS Form W-9 included in this Letter of Transmittal certifying that (1) the TIN provided on the IRS Form W-9 is correct (or that such shareholder is awaiting a TIN), (2) the shareholder is not subject to backup withholding because (i) the shareholder is exempt from backup withholding, (ii) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of a failure to report all interest and dividends or (iii) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, and (3) the shareholder is a United States person (as defined for United States federal income tax purposes). The following section, entitled “What Number to Give the Depositary and Information Agent” is applicable only to shareholders that are United States persons.

What Number to Give the Depositary and Information Agent

The tendering shareholder is required to give the Depositary and Information Agent the TIN, generally the Social Security number or employer identification number, of the record holder of all Shares tendered hereby. If such Shares are in more than one name or are not in the name of the actual owner, consult the instructions enclosed with the IRS Form W-9 included in this Letter of Transmittal for additional guidance on which number to report. If the tendering shareholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, such shareholder should write “Applied For” in the space for the TIN on the IRS Form W-9, sign and date the IRS Form W-9 and sign and date the Certificate of Awaiting Taxpayer Identification Number below. If the tendering shareholder writes “Applied For” in the space for the TIN and the Depositary and Information Agent is not provided with a TIN by the time of payment, the Depositary and Information Agent will withhold a portion of all payments of the purchase price, which will be refunded if a TIN is provided to the Depositary and Information Agent within sixty (60) days of the Depositary and Information Agent’s receipt of the Certificate of Awaiting Taxpayer Identification Number. If the Depositary and Information Agent is provided with an incorrect TIN in connection with such payments, then the shareholder may be subject to a $50 penalty imposed by the IRS.

NOTE:  FAILURE TO COMPLETE AND RETURN THE IRS FORM W-9 INCLUDED IN THIS LETTER OF TRANSMITTAL MAY RESULT IN BACKUP WITHHOLDING AT THE APPLICABLE WITHHOLDING RATE OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE INSTRUCTIONS ENCLOSED WITH THE IRS FORM W-9 INCLUDED IN THIS LETTER OF TRANSMITTAL FOR ADDITIONAL DETAILS. YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN THE SPACE FOR THE TIN ON THE IRS FORM W-9.

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CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate IRS Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, a portion of all reportable payments made to me will be withheld, but that such amounts will be refunded to me if I then provide a Taxpayer Identification Number within sixty (60) days.

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Form W-9 (Rev. November 2017) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification ▶Go to www.irs.gov/FormW9 for instructions and the latest information.	Give Form to the requester. Do not send to the IRS.
Print or type. See Specific Instructions on page 3.	1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.
2 Business name/disregarded entity name, if different from above
3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only one of the following seven boxes.	4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):
☐ Individual/sole proprietor or ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate single-member LLC	Exempt payee code (if any)
☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) ►	Exemption from FATCA reporting

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is not disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ►

code (if any)
(Applies to accounts maintained outside the U.S.)
5 Address (number, street, and apt. or suite no.) See instructions.	Requester’s name and address (optional)
6 City, state, and ZIP code
7 List account number(s) here (optional)
Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN, later.

Note: If the account is in more than one name, see the instructions for line 1. Also see What Name and Number To Give the Requester for guidelines on whose number to enter.

Social security number

-	-
or
Employer identification number

-
Part II	Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

3.

I am a U.S. citizen or other U.S. person (defined below); and

4.

The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here	Signature of U.S. person „	Date „

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to www.irs.gov/FormW9.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

• Form 1099-INT (interest earned or paid)

• Form 1099-DIV (dividends, including those from stocks or mutual funds)

• Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)

• Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)

• Form 1099-S (proceeds from real estate transactions)

• Form 1099-K (merchant card and third party network transactions)

• Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)

• Form 1099-C (canceled debt)

• Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, later.

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By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

• An individual who is a U.S. citizen or U.S. resident alien;

• A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

• An estate (other than a foreign estate); or

• A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners’ share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

• In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;

• In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and

• In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form

W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the instructions for Part II for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See Exempt payee code, later, and the separate Instructions for the Requester of Form W-9 for more information.

Also see Special rules for partnerships, earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code, later, and the Instructions for the Requester of Form

W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

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Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

a.

Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .
• Corporation	Corporation
• Individual • Sole proprietorship, or • Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.	Individual/sole proprietor or single-member LLC

•

LLC treated as a partnership for U.S. federal tax purposes,

•

LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or

•

LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.

Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)
• Partnership	Partnership
• Trust/estate	Trust/estate

Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b.

Sole proprietor or single-member LLC. Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or “doing business as” (DBA) name on line 2.

c.

Partnership, LLC that is not a single-member LLC, C corporation, or S corporation. Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2.

d.

Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e.

Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a “disregarded entity.” See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, “Business name/disregarded entity name.” If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

•

Generally, individuals (including sole proprietors) are not exempt from backup withholding.

•

Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

•

Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

•

Corporations are not exempt from backup withholding with respect to attorneys’ fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

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The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

Note: See What Name and Number To Give the Requester, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at www.SSA.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/Businesses and clicking on Employer Identification Number (EIN) under Starting a Business. Go to www.irs.gov/Forms to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to www.irs.gov/OrderForms to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code, earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions

Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

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1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

		For this type of account:	Give name and EIN of:

14.

Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments

15.

Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))

The public entity The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

[2] Circle the minor’s name and furnish the minor’s SSN.

[3] You must show your individual name and you may also enter your business or DBA name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships, earlier.

*Note: The grantor also must provide a Form W-9 to trustee of trust.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

• Protect your SSN,

• Ensure your employer is protecting your SSN, and

• Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

For this type of account:	Give name and SSN of:

1.

Individual

2.

Two or more individuals (joint account) other than an account maintained by an FFI

3.

Two or more U.S. persons

(joint account maintained by an FFI)

4.

Custodial account of a minor (Uniform Gift to Minors Act)

5. a. The usual revocable savings trust (grantor is also trustee)

b. So-called trust account that is not a legal or valid trust under state law

6. Sole proprietorship or disregarded entity owned by an individual

7. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i) (A))

The individual

The actual owner of the account or, if combined funds, the first individual on the account[1]

Each holder of the account

The minor²

The grantor-trustee[1]

The actual owner[1]

The owner³

The grantor*

For this type of account:	Give name and EIN of:

8.

Disregarded entity not owned by an individual

9.

A valid trust, estate, or pension trust

10. Corporation or LLC electing corporate status on Form 8832 or Form 2553

11.

Association, club, religious, charitable, educational, or other tax- exempt organization

12.

Partnership or multi-member LLC

13.

A broker or registered nominee

The owner Legal entity[4] The corporation The organization The partnership The broker or nominee

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The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at spam@uce.gov or report them at www.ftc.gov/complaint. You can contact the FTC at www.ftc.gov/idtheft or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see www.IdentityTheft.gov and Pub. 5027.

Visit www.irs.gov/IdentityTheft to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information.

Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

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